UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

ANNIE’S, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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Annie’s, Inc.

1610 Fifth Street

Berkeley, CA 94710

(510) 558-7500

July 27, 2012

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Annie’s, Inc. that will be held on September 10, 2012 at 10:00 a.m. Pacific Daylight Time at the Claremont Hotel located at 41 Tunnel Road, Berkeley, CA 94705. The accompanying Notice of Annual Meeting, Proxy Statement and form of proxy card are being distributed to you on or about July 27, 2012.

Since the 2011 Annual Meeting of Stockholders, we have transitioned from being a private company to being a public company. On April 2, 2012, we closed our initial public offering in which we sold 950,000 shares and certain stockholders sold 4,800,000 shares of common stock at a price to the public of $19.00 per share. The shares sold by such stockholders included 750,000 additional shares purchased by the underwriters from certain of these stockholders pursuant to an option the underwriters held to cover overallotments of shares. We did not receive any proceeds from the sale of shares by the stockholders. We raised approximately $11.1 million in net proceeds after deducting underwriting discounts and commissions of $1.3 million and other offering expenses of $5.6 million. In connection with our initial public offering, we are now listed on the New York Stock Exchange under the stock symbol BNNY.

At the Annual Meeting, stockholders will be asked (1) to elect the two directors named in this Proxy Statement, (2) to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2013, (3) to vote on an advisory resolution to approve the compensation of our named executive officers, (4) to vote on an advisory resolution on the frequency of future advisory resolutions to approve the compensation of our named executive officers and (5) to consider and act upon any other business that may properly come before the meeting and any adjournments thereof. The board of directors recommends a vote ‘FOR’ proposals (1) through (3) and recommends a vote of ‘1 YEAR’ on proposal (4). Your vote is very important to us.

You are eligible to vote if you were a stockholder of record on July 13, 2012. You may vote via the Internet or by telephone by following the instructions on, or at the website noted in, your Notice of Internet Availability. In order to vote via the Internet or by telephone, you must have your stockholder identification number, which is provided in your Notice of Internet Availability. You may also request a proxy card by mail. If you request a proxy card by mail, you may vote by signing, voting and returning that proxy card in the envelope provided. If you attend the Annual Meeting, you may vote in person even if you have previously returned your proxy card or have voted via the Internet or by telephone. Please review the instructions for each voting option described in the Notice of Internet Availability and in this Proxy Statement. Your prompt cooperation will be greatly appreciated.

Thank you for your ongoing support of Annie’s, Inc.

Sincerely yours,

John Foraker

Chief Executive Officer

ANNIE’S, INC.

1610 FIFTH STREET

BERKELEY, CA 94710

Notice of Annual Meeting of Stockholders

to be held on September 10, 2012

To the Stockholders of Annie’s, Inc.:

The Annual Meeting of Stockholders (the “Annual Meeting”) of Annie’s, Inc., a Delaware corporation (the “Company” or “Annie’s”), will be held on September 10, 2012 at 10:00 a.m. Pacific Daylight Time at the Claremont Hotel located at 41 Tunnel Road, Berkeley, CA 94705 for the following purposes:

1.	To elect two Class I directors named in this Proxy Statement to serve until the 2015 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as Annie’s independent registered public accounting firm for the Company’s fiscal year ending March 31, 2013;

3.	To consider and act upon an advisory resolution to approve the compensation of the Annie’s named executive officers;

4.	To consider and act upon an advisory resolution on the frequency of future advisory resolutions to approve the compensation of Annie’s named executive officers; and

5.	To transact such other business as may properly come before the Annual Meeting and any postponement or adjournment of the Annual Meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. We are not aware of any other business to come before the Annual Meeting.

Only stockholders of record as of the close of business on July 13, 2012 and their proxies are entitled to notice of and to vote at the Annual Meeting and any postponements, adjournments or continuations thereof. All stockholders are requested to be present in person or by proxy. Any stockholder who later finds that he or she can be present at the meeting, or for any reason desires to do so, may revoke the proxy at any time before it is voted. You will need to bring proof of ownership of Company stock to enter the Annual Meeting.

In accordance with the rules of the Securities and Exchange Commission, we sent a Notice of Internet Availability of Proxy Materials (the “Notice of Availability”) on or about July 27, 2012, to the holders of record and beneficial owners of our capital stock as of the close of business on the record date. The Notice of Availability contains instructions on how to access our materials on the Internet, as well as instructions on obtaining a paper copy of the proxy materials. This process is more environmentally friendly and in keeping with Annie’s mission.

By Order of the board of directors

Stephen L. Palmer

Secretary

July 27, 2012

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE CAST YOUR VOTE AS PROMPTLY AS POSSIBLE AS INSTRUCTED IN THE NOTICE OF INTERNET AVAILABIITY OF PROXY MATERIALS, OVER THE INTERNET OR BY TELEPHONE AFTER YOU RECEIVE HARD COPIES OF THE PROXY MATERIALS.

Annie’s, Inc.

1610 Fifth Street

Berkeley, CA 94710

(510) 558-7500

PROXY STATEMENT

The board of directors of Annie’s, Inc., a Delaware corporation (“we,” “us,” “Annie’s” or the “Company”), is soliciting proxies in the accompanying form to be used at the Annual Meeting of Stockholders of the Company to be held on September 10, 2012 at 10:00 a.m. Pacific Daylight Time at the Claremont Hotel located at 41 Tunnel Road, Berkeley, CA 94705 and any postponement, adjournment or continuation thereof (the “Annual Meeting”).

This Proxy Statement and the accompanying notice and form of proxy are first being distributed to stockholders on or about July 27, 2012.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON SEPTEMBER 10, 2012.

This Proxy Statement and our 2012 Annual Report to Stockholders are available at http://www.investors.annies.com/phoenix.zhtml?c=251112&p=proxy.

QUESTIONS AND ANSWERS ABOUT

THE PROXY MATERIALS AND THE ANNUAL MEETING

What proposals will be voted on at the Annual Meeting?

Four proposals will be voted on at the Annual Meeting, including proposals:

•	To elect two Class I directors named in this Proxy Statement to serve until the 2015 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

•	To ratify the appointment of PricewaterhouseCoopers LLP as Annie’s independent registered public accounting firm for the Company’s fiscal year ending March 31, 2013;

•	To consider and act upon an advisory resolution to approve the compensation of the Annie’s named executive officers; and

•	To consider and act upon an advisory resolution on the frequency of future advisory resolutions to approve the compensation of Annie’s named executive officers.

What are the board of directors recommendations?

Our board of directors unanimously recommends that you vote:

•	“FOR” election of each of the nominated directors;

•	“FOR” ratification of the appointment of PricewaterhouseCoopers LLP as Annie’s independent registered public accounting firm for our fiscal year ending March 31, 2013;

•	“FOR” the approval of the compensation for Annie’s named executive officers on a non-binding, advisory basis; and

•	To approve a “1 YEAR” interval for the non binding, advisory resolution to approve the compensation of Annie’s named executive officers.

Will there be any other items of business on the agenda?

We do not expect any other items of business because the deadline for stockholder proposals and nominations has already passed. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the Annual Meeting. Those persons intend to vote that proxy in accordance with their best judgment.

Who is entitled to vote?

Stockholders of record at the close of business on July 13, 2012 (the “Record Date”) may vote at the Annual Meeting. As of the close of business on the Record Date, there were 17,060,111 shares of our common stock outstanding. Each holder of our common Stock is entitled to one vote for each share of common stock held as of the Record Date on all matters being considered at the Annual Meeting. The holders of our common stock vote as a single class on all matters described in these proxy materials for which your vote is being solicited.

Our shares of common stock are referred as our “Common Stock”. As of the Record Date, holders of Common Stock are eligible to cast an aggregate of 17,060,111 votes at the Annual Meeting.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the voting power of the Common Stock outstanding on the Record Date will constitute a quorum. Both abstentions and broker non-votes (as discussed under “How are votes counted?” below) are counted for the purpose of determining the presence of a quorum.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholder of Record. If your shares are registered directly in your name with Annie’s transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, the “stockholder of record”. Annie’s sent the Proxy Statement, Annual Report and proxy card directly to stockholders of record.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. Your broker, bank or nominee, who is considered with respect to those shares the stockholder of record, forwarded the Proxy Statement and Annual Report, together with a voting instruction form, to you. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by completing the voting instruction form.

How do I vote?

You may vote using any of the following methods:

•

By Mail—Stockholders of record of Common Stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. If you return your signed proxy but do not indicate your voting preferences, your shares will be voted on your behalf “FOR” the election of the director nominees, “FOR” the ratification of PricewaterhouseCoopers LLP as Annie’s independent registered public accounting firm for fiscal 2013, “FOR” the approval of the compensation of Annie’s named executive officers and for the approval of a “1 YEAR” interval for the advisory resolution to approve the compensation of Annie’s named executive advisors. Stockholders who hold shares beneficially in street name may provide voting instructions by mail by completing, signing and dating the voting instruction forms provided by their brokers, banks or other nominees and mailing them in the accompanying pre-addressed envelopes.

•

By Internet—Stockholders of record of Common Stock with internet access may submit proxies by following the internet voting instructions on their proxy cards. Most Annie’s stockholders who hold shares beneficially in street name may provide voting instructions by accessing the website specified on the voting instruction forms provided by their brokers, banks or nominees. Please check the voting instruction form for internet voting availability. Please be aware that if you submit voting instructions over the internet, you may incur costs such as telephone and internet access charges for which you will be responsible.

•

By Telephone—Stockholders of record of Common Stock who live in the United States or Canada may submit proxies by following the telephone voting instructions on their proxy cards. Most Annie’s stockholders who hold shares beneficially in street name and live in the United States or Canada may provide voting instructions by telephone by calling the number specified on the voting instruction forms provided by their brokers, banks or nominees. Please check the voting instruction form for telephone voting availability.

•

In person at the Annual Meeting—Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, bank or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions by mail, telephone, or the internet so that your vote will be counted if you later decide not to attend the Annual Meeting.

Can I change my vote or revoke my proxy?

If you are a stockholder of record, you may revoke your proxy at any time prior to the vote at the Annual Meeting. If you submitted your proxy by mail, you must file with the Secretary of the Company a written notice of revocation or deliver, prior to the vote at the Annual Meeting, a valid, later-dated proxy. If you submitted your proxy by telephone or the internet, you may revoke your proxy with a later telephone or internet proxy, as the case may be. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Secretary before the proxy is exercised or you vote by written ballot at the Annual Meeting. If you are a beneficial owner, you may change your vote by submitting new voting instructions to your broker, bank or nominee in accordance with the instructions they have provided to you, or, if you have obtained a legal proxy from your broker, bank or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

What vote is required to approve each item?

In the election of directors, the two persons receiving the highest number of “FOR” votes at the Annual Meeting will be elected. Therefore, abstentions or broker non-votes will not affect the outcome of the election. The remaining proposals require the affirmative “FOR” vote of a majority of the voting power of the shares present and voting at the Annual Meeting in person or by proxy. Abstentions have the same effect as a vote against these proposals. Broker non-votes are not included in the tabulation of the voting results.

How are votes counted?

In the election of directors, you may vote “FOR” all of the nominees, your vote may be “WITHHELD” with respect all of the nominees or your vote may be “FOR ALL EXCEPT” one or more of the nominees. For the other items of business, you may vote “FOR,” “AGAINST” or “ABSTAIN”. If you “ABSTAIN,” the abstention has the same effect as a vote “AGAINST”. If you provide specific instructions, your shares will be voted as you instruct. If you sign your proxy card with no further instructions, your shares will be voted in accordance with the recommendations of the Board.

Our board of directors unanimously recommends that you vote:

•	“FOR” election of each of the nominated directors;

•	“FOR” ratification of the appointment of PricewaterhouseCoopers LLP as Annie’s independent registered public accounting firm for our fiscal year ending March 31, 2013;

•	“FOR” the approval of the compensation for Annie’s named executive officers on a non-binding, advisory basis; and

•	To approve a “1 YEAR” interval for the non binding, advisory resolution to approve the compensation of Annie’s named executive officers.

If you hold your shares beneficially in street name and do not provide your broker or nominee with voting instructions, your shares may constitute “broker non-votes”. Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes do not vote on that proposal. Thus, broker non-votes would be counted only for the purpose of determining a quorum.

Is cumulative voting permitted for the election of directors?

No; the Company’s Bylaws (“Bylaws”) do not permit cumulative voting at any election of directors.

How are proxies solicited?

The costs and expenses of soliciting proxies from stockholders will be paid by the Company. Employees, officers and directors of the Company may solicit proxies. In addition, we will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the beneficial owners of Common Stock.

What was the deadline for stockholder proposals for the 2012 Annual Meeting?

The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2012 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), was March 31, 2012.

What is the deadline for stockholder proposals for the 2013 Annual Meeting?

Pursuant to Rule 14a-8 of the Exchange Act, all stockholders that wish to submit proposals for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2013 Annual Meeting of Stockholders must submit such proposals between May 13, 2013 and June 12, 2013.

Date of Our Fiscal Year End.

This Proxy Statement provides information about the matters to be voted on at the Annual Meeting and additional information about Annie’s and its executive officers and directors. Some of the information is provided as of the end of our 2012 or 2011 fiscal years (“fiscal 2012” and “fiscal 2011”, respectively) and some information is provided as of a more current date. Each of our fiscal years ends on the last day of March or March 31.

PROPOSAL 1—ELECTION OF DIRECTORS

Nominees

Our Bylaws permit our board of directors to establish by resolution the authorized number of directors, and six directors are currently authorized. Our board of directors currently consists of six members. Pursuant to the terms of Annie’s amended and restated certificate of incorporation, there are three classes of directors, each consisting of two directors that serve for a three-year term from the start of his or her election and until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal.

Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve. The nominating/corporate governance committee, consisting of a majority of “independent directors” as defined in Section 303A of the NYSE Listed Company Manual, recommends the two directors set forth in Proposal 1 for nomination by our board of directors. Based on this recommendation and each nominee’s credentials and experience outlined below, the board of directors has determined that each such nominee can make a significant contribution to the board of directors and should serve as a director of the Company. Our board of directors has nominated such directors for election at the Annual Meeting. All nominees are currently directors, and each nominee has agreed to be named in this Proxy Statement and to serve if elected. Although we know of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the board of directors. The board of directors may also choose to reduce the number of directors to be elected, as permitted by our Bylaws.

Vote Required

Pursuant to Annie’s Bylaws, election of each director requires the affirmative vote of a plurality of the total shares cast by the holders of shares represented at the Annual Meeting and entitled to vote. For the election of the directors, abstentions and broker non-votes will have no effect because approval by a certain percentage of voting stock present or outstanding is not required. If any nominee is unable or declines to serve as director at the time of the Annual Meeting, an event that the Company does not currently anticipate, proxies will be voted for any nominee designated by the board of directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the nominees named below.

Information Regarding the Nominees

Names of the nominees and certain biographical information about them as of the Record Date are set forth below:

Name	Age	Position with the Company	Director Since
David A. Behnke(1)(2)	61	Director	2009
Julie D. Klapstein(2)(3)	57	Director	2012

(1)	Member of the audit committee
(2)	Member of the compensation committee
(3)	Member of the nominating/corporate governance committee

David A. Behnke has been a member of our board of directors since 2009. Mr. Behnke is Managing Director and Head of U.S. Investments for Najeti Ventures LLC, a position he has held since January 2006. Previously, he worked for J.P. Morgan & Co. for 22 years, where he headed a variety of divisions, including the Private Sale Advisory Group and the Global Power Group. He currently serves on the boards of directors of Direct Fuels (Insight Equity Acquisition Partners, LP), Prestolite Electric Incorporated, Triton Logging Inc., Deep River Snacks and the Washington Art Association. Mr. Behnke is also a principal and founder of Behnke Doherty & Associates LLC and Vice Chairman of the Advisory Council of the Baker Institute of Cornell University. He holds an MBA from the University of Chicago, an MM from Yale University and a BA from Hamilton College.

We believe that Mr. Behnke is qualified to serve on our board of directors because of his background and experience providing guidance and counsel to numerous growing companies as well as his service on the boards of directors of other companies.

Julie D. Klapstein has been a member of our board of directors since March 2012. Ms. Klapstein has served as a CEO and senior executive of numerous companies in the information technology and healthcare information technology industries. In June 2001, Ms. Klapstein was a founding member of Availity, LLC, which is a joint venture among five of the largest health insurance companies in the United States, including Blue Cross Blue Shield of Florida, Inc., Health Care Services Corporation, Humana, Inc. and WellPoint, Inc. From June 2001 through March 2012, Ms. Klapstein served as Chief Executive Officer of Availity. Since her retirement as CEO, Ms. Klapstein serves as the Vice Chair of Availity’s board of managers. From November 1996 to June 2001, Ms. Klapstein was President and CEO of Phycom Corporation, a medical management healthcare company. She also has held positions as Executive Vice President of Sunquest Information Systems; National Sales, Marketing and Service Manager for SMS’ Turnkey Systems Division (now Siemens Medical Systems); and Vice President and General Manager for GTE Health System. Since April 2011, Ms. Klapstein has served on the board of directors, audit committee and compensation committee of Standard Register. Ms. Klapstein also serves as the Chairman of the Board of Intelimedix, a private healthcare analytics company owned by several healthcare insurance companies. She also has served on the board of directors of various for-profit and not-for-profit companies. She received a BS in Business from Portland State University. We believe that Ms. Klapstein is qualified to serve on our board of directors because of her considerable knowledge and experience in the areas of management, information technology, strategic planning and corporate leadership.

See “Executive Officers and Directors” below for additional information regarding the board of directors.

The board of directors recommends a vote “FOR” the election of each of the nominees set forth above.

EXECUTIVE OFFICERS AND DIRECTORS

Set forth below is certain background information, as of July 1, 2012, regarding the members of our board of directors other than the two director nominees described above, as well as Annie’s other executive officers. Each of the directors has served on our board of directors since the consummation of our initial public offering (the “IPO”) on April 2, 2012. There are no family relationships among directors or executive officers of Annie’s.

Name	Age	Position
John M. Foraker	49	Chief Executive Officer, Director
Kelly J. Kennedy	43	Chief Financial Officer and Treasurer
Sarah Bird	52	Senior Vice President—Marketing and Chief Mom Officer
Robert M. Kaake	52	Senior Vice President—Chief Innovation Officer
Mark Mortimer	52	Senior Vice President—Sales/Chief Customer Officer
Lawrence Waldman	52	Senior Vice President—Supply Chain and Operations
Molly F. Ashby	52	Chairman of the board of directors
Bettina M. Whyte	63	Director
Billie Ida Williamson	59	Director

Executive Officers

John M. Foraker has been our Chief Executive Officer and a member of our board of directors since 2004. For over sixteen years, Mr. Foraker has held various management positions with members of our corporate family. From 1994 until 1998, Mr. Foraker served as President of Napa Valley Kitchens, Inc. and from 1998 until 2004, he served as Chief Executive Officer and a member of the board of directors of Homegrown Natural Foods, Inc. Mr. Foraker holds a BS from the University of California, Davis and an MBA from the University of California, Berkeley. We believe that Mr. Foraker is qualified to serve on our board of directors due to the perspective, experience and operational expertise in our business that he has developed as our Chief Executive Officer.

Kelly J. Kennedy has been our Chief Financial Officer and Treasurer since August 2011. Ms. Kennedy has 20 years experience in management and finance including at some of the country’s top retail and consumer brands, both in private-equity backed start-up ventures and large public companies. Prior to joining us, from October 2010 to July 2011, Ms. Kennedy was Chief Financial Officer at Revolution Foods, Inc., a mission-based company serving fresh, healthy meals to students in six national markets. From September 2009 to October 2010, she served as Chief Financial Officer of Established Brands, Inc., a footwear wholesaler. Ms. Kennedy has served as Chief Financial Officer for several iconic Bay Area brands, including Serena & Lily Inc. and Forklift Brands, Inc. (Boudin Bakeries), each on a part-time basis from March 2009 to September 2009, and Elephant Pharmacy, Inc. from May 2007 to February 2009. On February 10, 2009, Elephant Pharmacy filed for protection under Chapter 7 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of California. Ms. Kennedy also served in various senior finance roles at Williams-Sonoma, Inc. from November 2000 to May 2007, including Corporate Financial Planning Manager, Director, Treasury and Vice President, Treasury and at Dreyer’s Grand Ice Cream Inc. Ms. Kennedy received a BA from Middlebury College and an MBA from Harvard Business School.

Sarah Bird has been with our company since May 1999. Prior to being named our Senior Vice President—Marketing and Chief Mom Officer in October 2011, Ms. Bird served as our Senior Vice President—Marketing from September 2008 to October 2011, and was our Vice President—Marketing from January 2005 to September 2008. Ms. Bird manages all of our brand-building initiatives and, along with Mr. Foraker, serves as liaison with our founder, Annie Withey. She is also Vice Chairman of the Organic Trade Association. Ms. Bird has over 20 years of brand management experience, including marketing roles at Frito-Lay North America, Nestlé S.A. and PowerBar, Inc. Ms. Bird received a BA from Wellesley College and an MBA from the Tuck School at Dartmouth College.

Robert M. Kaake has been with our company since 2005. Prior to becoming our Senior Vice President—Chief Innovation Officer in October 2011, Mr. Kaake served as our Vice President—Innovation from August 2011 to October 2011, and was our Vice President R&D from December 2005 to August 2011. He has over 25 years of experience in food product development and quality. Prior to joining us, from 1995 to 2005 Mr. Kaake led product development at PowerBar, Inc. Mr. Kaake started his career in quality assurance in dressings and sauces with Wilsey Foods, Inc. (now Ventura Foods, LLC) followed by cookies and crackers at Sunshine Biscuits, Inc. (now Kellogg Company’s Keebler division). Mr. Kaake holds a BS in Food Science from Purdue University.

Mark Mortimer has been with our company since 2006. Prior to becoming our Senior Vice President—Sales/Chief Customer Officer in July 2010, Mr. Mortimer was our Senior Vice President—Sales and Brand Marketing from September 2008 to July 2010, and served as our Senior Vice President—Sales from August 2006 to September 2008. He has over 22 years of experience in senior sales and business development executive positions at Fortune 500 consumer products companies, including Del Monte Foods Company, The Clorox Company and PepsiCo, Inc. Before joining us, Mr. Mortimer served as the Vice President of Sales and Business Development for the Grocery Foods Group of ConAgra Foods, Inc. from August 2005 to July 2006. Mr. Mortimer received a BA from University of California, Los Angeles.

Lawrence Waldman has been with our company since 2008, first as our Vice President—Operations from May 2008 to June 2009. Mr. Waldman was elected our Vice President—Supply Chain and Operations in June 2009 and to his current position of Senior Vice President—Supply Chain and Operations in April 2011. For over 20 years, Mr. Waldman has been involved with finance, operations and supply chain, mostly in food manufacturing. Prior to joining our company, he worked at Columbus Manufacturing, Inc., a manufacturer of premium-quality deli meats, leading operations from 2006 to 2008 and manufacturing accounting from 2001 to 2006. Mr. Waldman previously held positions in finance and audit at W.R. Grace & Co. and first moved into operations with Grace Culinary Systems, Inc. in 1988. Mr. Waldman received a BS in Accounting and an MS in Finance from the University of Kentucky.

Directors

Molly F. Ashby has been a member of our board of directors and Chairman of the Board since 2004 and was a member of the board of directors of Annie’s Homegrown from 2002 to 2004. Ms. Ashby has been Chairman and Chief Executive Officer and the sole owner of Solera Capital, LLC, since she formed it in 1999. She also serves as Chairman of Calypso Christiane Celle Holdings, LLC and The HealthCaring Company, LLC and Vice Chairman of Latina Media Ventures, LLC. Prior to founding Solera Capital, LLC, Ms. Ashby spent 16 years at J.P. Morgan & Co., including leadership roles in the firm’s private equity business, J.P. Morgan Capital Corporation, as Vice Chair of the Investment Committee, Chief Operating Officer, Investment Strategist and member of the board of directors. Ms. Ashby graduated Phi Beta Kappa with a BA from the College of William and Mary and received an MS in Foreign Service, with distinction, from Georgetown University. We believe that Ms. Ashby is qualified to serve on our board of directors because of her extensive experience in guiding and directing growth companies, including her service on the board of directors of other companies and her role guiding the development of Annie’s since 2002.

Bettina M. Whyte has been a member of our board of directors since June 2011. In January 2011, Ms. Whyte joined the international consulting firm of Alvarez & Marsal Holdings, LLC as a Managing Director and Senior Advisor. From October 2007 until January 2011, she acted as an independent general business consultant, working on several mediations and as a court appointed expert. From March 2006 to October 2007, Ms. Whyte was a Managing Director and the Head of the Special Situations Group at MBIA Insurance Corporation. Prior to joining MBIA Insurance, Ms. Whyte was a Managing Director of AlixPartners, LLP, a business turnaround management and financial advisory firm, from April 1997 to March 2006. While at AlixPartners, as a result of her experience advising businesses facing operational and financial difficulties, she served in the role of Interim Chief Executive Officer of APS Supply, Inc. and Service Merchandise Co., Inc. and as a General Partner of LJM2 Co-Investment, LP. On September 25, 2002, LJM2 filed a voluntary petition for reorganization under

Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Texas. Service Merchandise filed an involuntary petition for liquidation under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Middle District of Tennessee on March 15, 1999. On February 2, 1998, APS Supply filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. From June 2010 to March 2011, Ms. Whyte served on the board of directors of Armstrong World Industries, Inc. and was a member of its audit committee. Ms. Whyte currently serves on the boards of directors of AGL Resources Inc., Rock-Tenn Company and Amerisure Mutual Insurance Company. Ms. Whyte is an Adjunct Professor of Law at Fordham University. She has a BS in Industrial Economics from Purdue University and an MBA from the Kellogg School of Management at Northwestern University. Ms. Whyte also has experience guiding public and private companies on best practices in corporate governance, including developing codes of business conduct and ethics. We believe that Ms. Whyte is qualified to serve on our board of directors because of her experience in corporate governance and financial and operational matters of private and public business, including serving on the board of directors of other companies.

Billie Ida Williamson has been a member of our board of directors since April 2012. Ms. Williamson has 33 years of experience auditing public companies as an employee and partner of Ernst & Young LLP. From 1998 until December 2011, Ms. Williamson served Ernst & Young as a Senior Assurance Partner. Ms. Williamson was also Ernst & Young’s Americas Inclusiveness Officer, a member of its Americas Executive Board, which functions as the board of directors for Ernst & Young dealing with strategic and operational matters, and a member of the Ernst & Young U.S. Executive Board responsible for partnership matters for the firm. Previously, Ms. Williamson served as Chief Financial Officer of AMX Corporation and as Senior Vice President, Finance and Corporate Controller of Marriott International, Inc. Ms. Williamson currently serves as a member of the board of directors and as a member of the audit committee of Exelis Inc. She graduated with a BBA, with highest honors, in Accounting from Southern Methodist University, and was granted her CPA Certificate in the State of Texas in 1976. We believe that Ms. Williamson is qualified to serve on our board of directors because of her extensive financial and accounting knowledge and experience, including her service as a principal financial officer, as an independent auditor to numerous Fortune 250 companies and as a member of the board of directors of other companies, as well as her broad experience with SEC reporting and her professional training and standing as a Certified Public Accountant.

Board Composition

Our board of directors currently consists of six directors, one of whom is our Chief Executive Officer (“CEO”) and five of whom were designated by Solera pursuant to the board composition provisions of our Third Amended and Restated Stockholders’ Agreement, or Stockholders Agreement, dated as of November 22, 2011 among certain affiliates of Solera and each of our stockholders. These board composition provisions terminated upon the consummation of our IPO, and the Stockholders Agreement was terminated July 26, 2012.

Director Independence and Expertise

In assessing the independence of our directors, our board of directors carefully considered all of the transactions, relationships and arrangements between Annie’s and our independent directors or their affiliated companies. This review was based primarily on responses of the directors to questions in a director and officer questionnaire regarding employment, business, familial, compensation and other relationships with Annie’s and our management. Our board of directors has determined that, because (i) they are not executive officers or employees of the Company; and (ii) in the opinion of the board of directors, they do not have a relationship that will interfere with the exercise of independent judgment in carrying out their responsibilities as directors, each of Mr. Behnke, Ms. Klapstein, Ms. Whyte and Ms. Williamson is an independent director within the meaning of the applicable rules of the SEC and the New York Stock Exchange, and that each of them is also an independent director under Rule 10A-3 of the Exchange Act for the purpose of audit committee membership. In addition, our board of directors has determined that Ms. Whyte and Ms. Williamson are audit committee financial experts within the meaning of the applicable rules of the SEC and the New York Stock Exchange.

Staggered Board

Our board of directors is divided into three staggered classes of directors of the same or nearly the same number and each director is assigned to one of the three classes. At each annual meeting of the stockholders, a class of directors is elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders to be held during the years 2012 for Class I directors, 2013 for Class II directors and 2014 for Class III directors.

•	Our Class I directors are Mr. Behnke and Ms. Klapstein;

•	Our Class II directors are Ms. Whyte and Ms. Williamson; and

•	Our Class III directors are Ms. Ashby and Mr. Foraker.

Our amended and restated certificate of incorporation and Bylaws provide that the number of our directors shall be fixed from time to time by a resolution of the majority of our board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class shall consist of one-third of the board of directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent stockholder efforts to effect a change of our management or a change in control.

Board Leadership Structure and Board’s Role in Risk Oversight

The positions of chairman of the board and chief executive officer are separated. Our board of directors believes that separating these positions allows our chief executive officer to focus on our day-to-day business, while allowing the chairman of the board to lead the board of directors in its fundamental roles of providing advice to and independent oversight of management. Our board of directors recognizes the time, effort and energy that the chief executive officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our chairman. While our Bylaws and corporate governance guidelines do not require that our chairman and chief executive officer positions be separate, our board of directors believes that having separate positions is the appropriate leadership structure for us at this time.

Management is responsible for the day-to-day management of risks we face, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The board of directors’ role in overseeing the management of our risks is conducted primarily through its committees, as discussed in the descriptions of each of the committees below and as specified in each committee’s respective charter. The board of directors (or the appropriate board committee in the case of risks that are under the purview of a particular committee) discusses with management potential risk exposures, their potential impact on our company and the steps we take to manage them. When a board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chairman of the relevant committee will report on the discussion to the full board of directors. This enables the board of directors and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Board Committees

Our board of directors has established the following committees: an audit committee, a compensation committee and a nominating/corporate governance committee. Copies of each committee’s charter are posted on our website, www.annies.com. Our board of directors may from time to time establish other committees.

Audit Committee

Our audit committee oversees our corporate accounting and financial reporting processes. Among other matters, our audit committee:

•

is responsible for the appointment, compensation and retention of our independent registered public accounting firm and review and evaluate our independent registered public accounting firm’s qualifications, independence and performance;

•	oversees our independent registered public accounting firm’s audit work and review and pre-approve all audit and non-audit services that may be performed by it;

•

obtains and reviews reports by our independent registered public accounting firm describing its internal quality-control procedures, any material issues raised by internal quality control review or that of peer firms or government agencies and all relationships between our independent registered public accounting firm and us;

•	reviews and approves the planned scope of our annual audit;

•	monitors the rotation of partners of our independent registered public accounting firm on our engagement team as required by law;

•	reviews our financial statements and discuss with management and our independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;

•	reviews our critical accounting policies and estimates;

•	oversees the adequacy of our accounting and financial controls;

•

assists the board of directors in monitoring the process by which management assesses and manages our risks and the steps management has taken to monitor and control such risks by overseeing the quality and integrity of the accounting, auditing and reporting processes of the Company;

•	reviews and approves all related-party transactions;

•	reviews with management, our independent registered public accounting firm and legal counsel any legal or regulatory matters that may have a material impact on our financial statements;

•	reviews the Company’s procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls or auditing matters; and

•	annually reviews the audit committee charter and the committee’s performance.

The audit committee serves as our qualified legal compliance committee, or QLCC, in accordance with Section 307 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder by the SEC. The QLCC is responsible for handling reports of a material violation of the securities laws or a breach of a fiduciary duty by us or any of our officers, directors, employees or agents. The QLCC has the authority and responsibility to inform our chief executive officer and chief legal officer, or principal outside counsel serving in such role, of any violations. The QLCC determines whether an investigation is necessary and will take appropriate action to address the reports it receives. If an investigation is deemed necessary or appropriate, the QLCC has the authority to notify our board of directors, initiate an investigation and retain outside experts, as it determines is appropriate.

Our audit committee consists of Mr. Behnke, Ms. Whyte and Ms. Williamson, all of whom have been determined to be independent. Ms. Whyte serves as the chairman of our audit committee. Ms. Whyte and Ms. Williamson are our audit committee financial experts as currently defined under applicable SEC rules.

Please also see the “Audit Committee Report” found in Proposal 2 below in this Proxy Statement.

Compensation Committee

Our compensation committee reviews, recommends and approves policies relating to compensation and benefits of our officers and directors, administers our stock option and benefit plans and reviews general policy relating to compensation and benefits. The purpose of the compensation committee is to:

•

review our compensation programs to determine whether they effectively and appropriately motivate performance consistent with our business goals and tie financial interests of executives to those of our stockholders; and

•	ensure the chief executive officer’s annual goals are aligned with our business goals.

Duties of our compensation committee include:

•	establishing a compensation philosophy that fairly rewards performance benefitting our stockholders and attracts and retains the human resources necessary to successfully lead and manage our company;

•

establishing, reviewing and approving corporate goals relevant to the compensation of the chief executive officer and determining and approving the compensation level of the chief executive officer based upon his performance evaluation and competitive market data;

•	making recommendations to the board of directors with respect to the compensation, incentive compensation plans and equity-based plans for executives other than the chief executive officer;

•	preparing and reviewing compensation disclosures in our required filings with the SEC;

•	establishing performance objectives for executive cash incentive and deferred compensation plans and monitoring such plans;

•	periodically reviewing our benefits programs;

•	reviewing director compensation on at least a bi-annual basis and making corresponding recommendations;

•	hiring independent consultants and commissioning special surveys if the committee deems them advisable; and

•	reviewing and evaluating, at least annually, the performance of the committee and its members, including committee compliance with its charter.

Our CEO has, and it is anticipated that he will continue to, review the performance of our executives and provide significant input to our compensation committee with respect to the compensation of our executives other than himself.

In October 2011, as part of our transition to a publicly held company, our compensation committee retained Frederic W. Cook & Co., Inc. (“Cook & Co.”), as its independent compensation consultant to assist in developing our approach to executive compensation. As part of this engagement, Cook & Co. assisted in the development of an appropriate peer group and provided benchmark compensation data to help establish a competitive compensation program for our executive officers.

For further information on the processes of our compensation committee, please see “Compensation Decision Process” below.

Our compensation committee consists of Mr. Behnke, Ms. Klapstein and Ms. Williamson, with Mr. Behnke serving as the chairman. The compensation committee has the authority to delegate any of its responsibilities to subcommittees as the compensation committee may deem appropriate, provided that the subcommittees are composed entirely of independent directors. The CEO shall be an advisor to the committee and may be delegated such responsibilities as the committee deems appropriate. The authority to delegate responsibilities to either subcommittees or the CEO was not exercised by the compensation committee during fiscal 2012.

Nominating/Corporate Governance Committee

Our nominating/corporate governance committee identifies individuals qualified to become directors, considers committee member qualifications, appointment and removal, recommends corporate governance guidelines applicable to us and evaluates our chief executive officer.

Duties of our nominating/corporate governance committee related to nominations include:

•	identifying individuals qualified to become members of our board of directors;

•	reviewing periodically the memberships of each committee for appropriate board assignments, reassignments or removals of committee members;

•

making recommendations to our board of directors regarding the size and composition of our board and developing criteria for the selection of individuals to be considered as candidates for election to our board; and

•	evaluating director candidates proposed by stockholders and recommending to our board of directors appropriate action on each such candidate.

Duties of our nominating/corporate governance committee related to corporate governance include:

•	developing, monitoring and recommending appropriate changes to our corporate governance practices;

•	reviewing senior management membership on outside boards of directors;

•	developing, administering and overseeing procedures regarding the operation of our Code of Business Conduct and Ethics;

•	overseeing development of a program of management succession; and

•	reviewing and evaluating, at least annually, the performance of the committee and its members, including committee compliance with its charter.

Duties of our nominating/corporate governance committee related to evaluation of our chief executive officer include:

•	conducting an annual review of the chief executive officer’s performance and presenting its findings to our board of directors; and

•	considering such annual review in connection with the development, review and approval of management succession planning recommendations.

Our nominating/corporate governance committee has engaged Spencer Stuart to provide certain services including identifying and evaluating qualified persons for nomination to our board of directors.

The nominating/corporate governance committee identifies director candidates through recommendations made by members of the board of directors, management, stockholders and others, including our search firm, Spencer Stuart. Stockholder recommendations for board nominees should be directed to the attention of the Company Secretary and should include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications for board of directors membership, information regarding any relationships between the candidate and the Company within the last three years, and a written indication by the recommended candidate of her/his willingness to serve. Stockholder recommendations must also comply with the notice provisions contained in the Company’s Bylaws in order to be considered (current copies of the Company’s Bylaws are available at no charge in the Company’s public filings with the SEC, on the Corporate Governance page of the Company’s website, or from the Secretary of the Company).

In determining whether to nominate a candidate, whether from an internally-generated or stockholder recommendation, the nominating/corporate governance committee will consider, among other things, the candidate’s knowledge, experience, skills, expertise, integrity, diversity, ability to make independent analytical inquiries and understanding of our business environment, all in the context of an assessment of the perceived needs of our board of directors at that time. At a minimum, a board of directors nominee should have significant management or leadership experience which is relevant to the Company’s business, as well as personal and professional integrity. The board of directors believes it is in the best interest of the Company and its stockholders to identify and select highly-qualified candidates to serve as directors and for the board of directors to be comprised of a diverse group of individuals with different backgrounds and perspectives. Recommendations are developed based on the nominee’s own knowledge and experience in a variety of fields, and research conducted by the Company’s staff at the nominating/corporate governance committee’s direction. The committee is responsible for assessing the appropriate balance of criteria required of board members. The nominating/corporate governance committee also exercises its independent business judgment and discretion in evaluating the suitability of any recommended candidate for nomination.

Our nominating/corporate governance committee consists of Ms. Ashby, Ms. Klapstein and Ms. Whyte, with Ms. Ashby serving as the chairman. The SEC and New York Stock Exchange rules allow an issuer to, among other things, phase-in, in connection with an initial public offering, the number of directors on its nominating/corporate governance committee. Under the initial public offering phase-in, the nominating/corporate governance committee must have at least one independent member on the earliest of the consummation of our IPO and five business days after listing, at least a majority of independent members within 90 days after listing and all independent members within one year after listing. We plan to change the membership of our nominating/corporate governance committee in the future to achieve compliance with the applicable phase-in requirements.

Meeting Attendance

During fiscal 2012, the board of directors and the various committees held the following number of meetings: board of directors, 12; audit committee, 7; and compensation committee, 3. The nominating/corporate governance committee was not established until the consummation of our IPO, which took place after the end of fiscal 2012. No director attended fewer than 75% of the meetings of the board of directors (and any committees thereof) which they were required to attend.

It is a policy of the board of directors to encourage directors to attend each annual meeting of stockholders. Such attendance allows for direct interaction between stockholders and members of the board of directors. Five of the six then-current members of the board of directors were present at the 2011 Annual Meeting of Stockholders.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers who serve on our board of directors or compensation committee.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics applicable to all of our employees, officers, directors and consultants, including our principal executive, financial and accounting officers and all persons performing similar functions. A copy of this code is available on our website at www.annies.com.

Stockholder Communications with the Board of Directors

Stockholders and other interested parties may contact any member (or all members) of the board of directors (including, without limitation, the non-management directors as a group), any board of directors committee or the chairman of any such committee by U.S. mail or by e-mail. To communicate with the board of directors, any individual director or any group or committee of directors, correspondence should be addressed to the board of directors or any such individual director or group or committee of directors by either name or title. If by U.S. mail, such correspondence should be sent c/o Corporate Secretary, Annie, Inc., 1610 Fifth St., Berkeley, CA 94710. E-mail messages should be sent to board@annies.com.

Director Compensation

Prior to our IPO, current members of our board of directors, other than Ms. Whyte, had not received or been entitled to receive cash compensation for their services as directors, except for the reimbursement of reasonable and documented costs and expenses incurred by directors in connection with attending any board of director or committee meetings. Pursuant to a letter agreement dated June 9, 2011, Ms. Whyte is entitled to a $25,000 annual cash retainer, payable quarterly in arrears, in connection with her service as a director. Solera, of which Ms. Ashby is the founder, sole owner and Chief Executive Officer, has received fees from us, as well as reimbursement of reasonable out-of-pocket expenses incurred by it, for advisory services performed by Solera Capital, LLC pursuant to a letter agreement, which letter agreement terminated upon the consummation of our IPO. See “Certain Relationships and Related-Party Transactions—Advisory Services Agreement.”

On June 29, 2011, we granted to Ms. Whyte a non-qualified stock option to purchase 18,591 shares of our common stock at an exercise price of $17.55 per share.

Our executive officers who are members of our board of directors and the directors who are not considered independent under the corporate governance rules of the New York Stock Exchange do not receive compensation from us for their service on our board of directors. Accordingly, Mr. Foraker and Ms. Ashby do not, and will not in the future, receive compensation from us for their service on our board of directors. Only those directors who are considered independent directors under the corporate governance rules of the New York Stock Exchange are eligible to receive compensation from us for their service on our board of directors. Mr. Behnke, Ms. Klapstein, Ms. Whyte and Ms. Williamson are paid quarterly in arrears the following amounts:

•	a base annual retainer of $35,000 in cash;

•	an additional annual retainer of $15,000 in cash to the chairman of each of the audit committee and the compensation committee; and

•	an additional annual retainer of $10,000 in cash to the chairman of the nominating/corporate governance committee.

In addition, each independent director is granted a number of restricted stock units under our Omnibus Incentive Plan equal to the number of shares of our common stock having a value of $50,000 (based on the closing market price of our common stock on the date of grant) each year on the date of our annual meeting of stockholders. Also any independent director who becomes a member of the board of directors between annual meetings receives a grant of restricted stock units prorated for such service. Such restricted stock units vest over a one-year period, subject to the recipient’s continued service as a director. Any vested restricted stock units are settled in shares of our common stock (i) 50% on the earlier to occur of (x) two years from the date of grant and (y) six months following the director’s departure from the board of directors, and (ii) 50% six months following a director’s departure from the board of directors. We also reimburse all of our directors for reasonable expenses incurred to attend board of director or committee meetings.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Overview

PricewaterhouseCoopers LLP (“PwC”) was our independent registered public accounting firm for fiscal 2012. The audit committee of the board of directors has also appointed PwC as our independent registered public accounting firm for fiscal 2013.

The Sarbanes-Oxley Act of 2002 requires that the audit committee be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. If the stockholders fail to vote to ratify the appointment of PwC, the audit committee will reconsider whether to retain PwC and may retain that firm or another firm without resubmitting the matter to Annie’s stockholders. Even if stockholders vote on an advisory basis in favor of the appointment, the audit committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Annie’s and its stockholders.

A representative of PwC is expected to be present at the Annual Meeting, and will be given an opportunity to make a statement if he or she so chooses and will be available to respond to appropriate questions.

Required Vote

At the Annual Meeting, Annie’s will ask its stockholders to ratify the appointment of PwC as our independent registered public accounting firm for fiscal 2013. This proposal requires the affirmative vote of a majority of the voting power of the shares of Annie’s capital stock, present in person or represented by proxy, and entitled to vote thereon, voting together as a single class.

Abstentions will be counted toward the tabulations of voting power present and entitled to vote on the ratification of the independent registered public accounting firm proposal and will have the same effect as votes against the proposal. Brokers have discretion to vote on the proposal for ratification of the independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS ANNIE’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2013.

Independent Public Accountants

PwC has served as our independent auditor since 2005. PwC has issued its reports, included in the Company’s Form 10-K and on the audited consolidated financial statements of the Company for fiscal 2012. Our audit committee has appointed PwC as our independent auditor for fiscal 2013.

The following table presents aggregate fees billed to the Company for services rendered by PwC for fiscal 2012 and 2011:

	Fiscal 2012	Fiscal 2011
Audit fees	$1,552,400	$199,600
Audit-related fees	—	—
Tax fees	169,700	131,000
All other fees	—	—
Total	$1,722,100	$330,600

Services rendered by PwC in connection with fees presented above were as follows:

Audit Fees

In fiscal 2012, audit fees consist of fees paid for the annual audit of the Company’s consolidated financial statements included in the Registration Statement on Form S-1 and Annual Report on Form 10-K, consents and review of other documents filed with the Securities and Exchange Commission.

In fiscal 2011, audit fees consist of fees paid for the annual audit of the Company’s consolidated financial statements.

Audit-Related Fees

Audit-related fees consist of fees for assurance and related services not included in the audit fees listed above. There were no such services provided by PwC in fiscal 2012 and 2011.

Tax Fees

In fiscal 2012 and 2011, tax fees consist of fees for tax compliance, tax advice and tax planning.

All Other Fees

All other fees consist of fees for all other services not included in the three categories set forth above. There were no such services provided by PwC in fiscal 2012 and 2011.

Audit Committee Pre-Approval Policies and Procedures

Among its other duties, the audit committee is responsible for appointing, setting compensation for and overseeing the work of the independent auditor. The audit committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent auditor. On an ongoing basis, management communicates specific projects and categories of service for which the advance approval of the audit committee is requested. The audit committee reviews these requests and advises management if the audit committee approves the engagement of the independent auditor. On a periodic basis, management reports to the audit committee regarding the actual spending for such projects and services compared to the approved amounts. All services performed by PwC during fiscal 2012 and 2011 were approved in accordance with the audit committee’s pre-approval guidelines except that prior to our becoming a public company none of the non-audit services were pre-approved by the audit committee. Such services that were not pre-approved were provided by PwC in connection with certain state tax audits and related matters.

Audit Committee Report

The following Report of the audit committee is not to be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent we specifically request that such information be treated as soliciting material or we specifically incorporate it by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Management of the Company is responsible for the preparation and presentation of the Company’s financial statements, the effectiveness of internal control over financial reporting, and procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditor, PricewaterhouseCoopers LLP (“PwC”), is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). The audit committee’s responsibility is to monitor and oversee these processes on behalf of the board of directors. In fulfilling our oversight responsibilities, we have reviewed and discussed with management and PwC the audited financial statements for the fiscal year ended March 31, 2012 (“fiscal 2012”). We also reviewed and discussed with management and PwC the quarterly financial statements for each quarter in such fiscal year, audit plans and results. We have also discussed with PwC the matters required to be discussed with the independent registered public accounting firm by Statement on Auditing Standards No. 61, Communication with audit committees, as amended, as adopted by the Public Company Accounting Oversight Board.

We have received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by Rule 3526 of the Public Company Accounting Oversight Board, Communications with Audit Committees Concerning Independence. We have also considered whether the provision of specific non-audit services by the independent auditor is compatible with maintaining its independence and believe that the services provided by PwC for fiscal 2012 were compatible with, and did not impair, its independence.

In reliance on the reviews and discussions referred to above, we have recommended to the board of directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for Fiscal 2012.

Audit Committee

Bettina Whyte (Chair)

David Behnke

Billie Ida Williamson

Board Oversight of Enterprise Risk

Risk management is primarily the responsibility of the Company’s management team. However, our board of directors oversees the management team’s assessment of the material risks faced by the Company at both the full board of directors level and at the committee level. In accordance with our audit committee charter, the audit committee is responsible for assisting the board of directors in fulfilling its responsibility for monitoring Company risk and the Company’s control system and for assisting the board of directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the Company. To assist the audit committee in assessing the Company’s approach to risk management, the management team prepares a list of what it perceives to be the most significant risks facing the Company, along with a statement reflecting any associated action the Company is taking to mitigate each type of risk. The audit committee reports on risk to the full board of directors as necessary. Throughout the year the board of directors and committees receive a variety of management presentations on different business topics that include discussion of associated significant risks.

PROPOSAL 3—ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF ANNIE’S NAMED EXECUTIVE OFFICERS

Overview

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), this proposal, commonly known as a “say on pay” proposal, enables Annie’s stockholders to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules.

Our executive compensation program is designed to attract, retain and motivate highly skilled executives with the business experience and acumen that management and the compensation committees believe are necessary for achievement of our long-term business objectives. In addition, the executive compensation program is designed to reward short- and long-term performance and to align the financial interests of executive officers with the interests of our stockholders. Please refer to the “Executive Compensation-Compensation Discussion and Analysis” sections for a detailed discussion of our executive compensation practices and philosophy.

Annie’s is asking for stockholder approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules, which disclosures include the disclosures in the “Executive Compensation-Compensation Discussion and Analysis” sections, the compensation tables and the narrative discussion following the compensation tables in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement.

This vote is advisory and therefore not binding on Annie’s, the compensation committee or the board of directors. The board of directors and the compensation committee value the opinions of our stockholders. To the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, the compensation committee will consider the impact of such vote on its future compensation policies and decisions.

Required Vote

At the Annual Meeting, Annie’s will ask its stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules. This proposal requires the affirmative vote of a majority of the voting power of the shares of Annie’s capital stock, present in person or represented by proxy, and entitled to vote thereon, voting together as a single class.

Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding on or overrule any decisions by the board of directors, it will not create or imply any additional fiduciary duty on the part of the board of directors, and it will not restrict or limit the ability of stockholders to make proposals for inclusion in proxy materials related to executive compensation. The compensation committee will take into account the outcome of this advisory vote when considering future compensation arrangements for our named executive officers.

Abstentions will be counted toward the tabulations of voting power present and entitled to vote on the Annie’s executive compensation proposal and will have the same effect as votes against the proposal. Brokers do not have discretion to vote on the proposal regarding our executive compensation and broker non-votes will have no effect on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF ANNIE’S NAMED EXECUTIVE OFFICERS ON A NON-BINDING, ADVISORY BASIS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 4—ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY RESOLUTIONS TO APPROVE THE COMPENSATION OF ANNIE’S NAMED EXECUTIVE OFFICERS

Overview

Pursuant to the Dodd-Frank Act, this proposal, commonly known as a “say on frequency” proposal, enables Annie’s stockholders to vote, on an advisory or non-binding basis, on how frequently they would like to vote on future advisory resolutions to approve the compensation of our named executive officers. By voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation every one, two or three years.

After careful consideration of this proposal, the board of directors has determined that holding a vote on an advisory resolution to approve the compensation of its named executive officers every year is the most appropriate alternative for Annie’s, and therefore the board of directors recommends that stockholders vote for a one-year interval for the advisory vote on the compensation of its named executive officers

In formulating its recommendation, our board of directors considered an annual vote on an advisory resolution to approve the compensation of our named executive officers is a reasonable frequency, as it allows Annie’s stockholders a chance to voice concerns about the compensation of our named executive officers at the same frequency with which the determination of such officers’ compensation is made and still allows for an opportunity to evaluate our consideration of the results of the prior vote, thereby enabling our stockholders to assess the impact of our named executive officer compensation policies and decisions. Annie’s understands that its stockholders may have different views as to what is the best approach for Annie’s and looks forward to hearing from its stockholders at the 2012 Annual Meeting of Stockholders on this proposal.

Required Vote

At the Annual Meeting, Annie’s will ask its stockholders to choose, on an advisory basis, how frequently they would like to cast a vote on an advisory resolution to approve the compensation of our named executive officers. Generally, approval of any matter presented to stockholders requires the affirmative vote of a majority of the voting power of the shares of Annie’s capital stock, present in person or represented by proxy, and entitled to vote thereon, voting together as a single class. However, because this vote is advisory and non-binding, if none of the frequency options receives such a majority, the option receiving the greatest number of votes will be considered the frequency recommended by our stockholders. Although this vote will not be binding on Annie’s or the board of directors and will not create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, Annie’s or the board of directors, the board of directors will take into account the outcome of this vote in making a determination on the frequency at which Annie’s will include future advisory resolutions to approve the compensation of its named executive officer compensation in future proxy statements.

Abstentions will be counted toward the tabulations of voting power present and entitled to vote on the frequency of future votes on advisory resolutions to approve the compensation of our named executive officers and will have the same effect as votes against the proposal. Brokers do not have discretion to vote on the proposal regarding the frequency of the Annie’s named executive officer compensation proposal and broker non-votes will have no effect on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF A “1 YEAR” INTERVAL FOR THE ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF ANNIE’S NAMED EXECUTIVE OFFICERS.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion describes and analyzes our executive compensation structure and our compensation for our named executive officers (“NEOs”), for fiscal 2012. Our NEOs for fiscal 2012 were John M. Foraker, our CEO, Kelly J. Kennedy, who joined the company and became our Chief Financial Officer in August 2011, Sarah Bird, our Senior Vice President—Marketing and Chief Mom Officer, Mark Mortimer, our Senior Vice President—Sales/Chief Customer Officer, Lawrence Waldman, our Senior Vice President—Supply Chain and Operations and Steven Jackson, our former Chief Financial Officer and Chief Operating Officer, who resigned effective May 31, 2011.

Compensation Philosophy and Objectives

Our intent and philosophy in determining compensation packages at the time of hiring new executives has been based in part on providing compensation sufficient to enable us to attract the talent necessary to further develop our business, while at the same time being prudent in the management of our cash and equity in light of the stage of the development of our company. Compensation of our NEOs after the initial period following their hiring has been influenced by the amounts of compensation that we initially agreed to pay them, as well as by our evaluation of their subsequent performance, changes in their levels of responsibility, prevailing market conditions, the financial condition and prospects of our company and our attempt to maintain some level of internal equity in the compensation of existing executives relative to the compensation paid to more recently hired executives.

We compensate our NEOs with a combination of base salary, cash bonuses, long-term equity compensation and benefits generally made available to all of our employees. We think this combination of cash, bonus and equity awards is largely consistent with the forms of compensation provided by other companies with whom we compete for executive talent and, as such, is a package that is consistent with the expectations of our executives and of the market for executive talent. The primary objectives of our executive compensation program are as follows:

•	to attract and retain talented and experienced executives in our industry;

•	to reward executives whose knowledge, skill and performance are critical to our success;

•	to ensure fairness among the executive management team by recognizing the individual contributions each executive officer makes to our success; and

•	to align the interests of our executive officers and stockholders by incentivizing executive officers to increase stockholder value and rewarding executive officers when stockholder value increases.

Elements of Compensation

Our current executive compensation program consists of the following key components:

Base Salary

The primary component of compensation of our executive officers has historically been base salary. Base salary represents the most basic, fixed portion of our NEOs’ compensation and is an important element of a compensation program designed to be competitive and to attract and retain talented executive officers. Base salaries are reviewed at the end of each fiscal year by our CEO (other than with respect to his own base salary) and approved by our compensation committee. Base salary increases typically take effect during the first quarter of the following fiscal year, unless business circumstances require otherwise.

Cash Bonuses

We offer our executive officers the opportunity to participate in an annual cash bonus plan to align the financial incentives of our executive officers, including our NEOs, with our short-term operating plan and long-term strategic objectives and the interests of our company and our stockholders. Typically, the bonuses for our executive officers are linked to the achievement of certain of our annual financial objectives. These bonus opportunities allow us to reward our executive officers only if we achieve the goals pre-set by our compensation committee.

Prior to or near the beginning of each fiscal year, our compensation committee, in consultation with our board of directors and with our CEO, determines the financial objectives upon which annual bonuses for the fiscal year will be based, and establishes a target award for each executive officer. After the end of the fiscal year, our compensation committee, in consultation with our CEO (other than with respect to himself), determines the extent to which the financial objectives were met and calculates the formula payout level for each executive officer. In addition, our CEO evaluates each executive officer’s overall individual performance (other than his own) and makes recommendations to our board of directors regarding the formula bonus payout level described above. Our compensation committee takes into account our CEO’s recommendations and determines the final bonus amounts for all of our executive officers.

Long-term Equity Compensation

Our equity program is designed to be sufficiently competitive to allow us to attract and retain talented executives. We have historically used non-qualified stock options as the form of equity award for executives, independent directors and other employees. Because we award stock options with an exercise price equal to the fair market value of our common stock on the date of grant, these options will have value to the grantee only if the market price of our common stock increases after the date of grant.

Prior to our IPO, we made stock option grants under our Amended and Restated 2004 Stock Option Plan (the “2004 Plan”). Prior to the IPO, we also granted stock options to some of our NEOs outside of the 2004 Plan with change in control and performance-based vesting tied to operating income, cost control targets and Plan EBIT, which is an amount equal to net sales, less the cost of sales, less selling, general and administrative expenses, and calculated without regard to certain extraordinary events, which for fiscal 2012 included costs related to the IPO.

In connection with our IPO, we granted our NEOs stock options with an exercise price equal to our IPO price of $19 and performance shares that will vest if we achieve specified levels of a cumulative compounded earnings per share growth rate from March 31, 2012 through March 31, 2015, subject to the NEO’s continued employment through the end of the performance period.

Following our IPO, our equity awards, including the stock options and performance shares granted in connection with the IPO, will be granted under our Omnibus Incentive Plan.

We have historically granted stock options to executive officers in connection with their hiring. The size of the initial stock option award is determined based on the executive’s position with us and takes into consideration the executive’s base salary and other compensation. The initial stock option awards are intended to provide the executive with an incentive to build value in the organization over an extended period of time, typically four to five years. We may also grant additional stock options in connection with a significant change in responsibilities, past performance and anticipated future contributions of the executive officer, taking into consideration the executive’s overall compensation package and the executive’s existing equity holdings.

Stock options are granted with an exercise price equal to the fair value of our stock on the applicable date of grant, which will generally be based on the date of grant closing price of our common stock on the New York Stock Exchange. Options typically vest on the basis of continued service (including cliff vesting and annual vesting). Our compensation committee believes that both stock option awards and performance shares align the interests of our NEOs with those of our company and our stockholders because they create the incentive to build stockholder value over time. Our compensation committee believes the service-based and change in control vesting provisions of our equity awards enhance our ability to retain our executives and the performance-based vesting criteria provide incentives to our NEOs to assure that our company meets certain business objectives.

Other Compensation

We provide limited executive perquisites to some of our NEOs and also provide all of our NEOs with the same benefits generally provided to our other employees and limited change-in-control benefits as described further under “—Fiscal 2012 Compensation Decisions” below.

Compensation Decision Process

Historic

Prior to our IPO, we were a privately held company with a relatively small number of stockholders. As a result, we had not been subject to any stock exchange listing or SEC rules requiring a majority of our board of directors to be independent. Since our formation, our compensation committee or our board of directors has overseen the compensation of our executive officers and our executive compensation programs and initiatives. Our compensation committee and our board of directors have also sought, and received, significant input from our CEO with regard to the performance and compensation of executives other than himself. In addition, certain of our directors prior to our IPO had significant experience with private equity-backed companies and the executive compensation practices of such companies and have applied this knowledge and experience to their judgments regarding our compensation decisions.

Post Offering

Effective upon our IPO, in accordance with its charter, our compensation committee determines and approves the annual compensation of our CEO and our other executive officers and regularly reports its compensation decisions to our board of directors. Our compensation committee also administers our equity compensation plans.

Our CEO has, and it is anticipated that he will continue to, review the performance of our executives and provide significant input to our compensation committee with respect to the compensation of our executives other than himself.

In October 2011, as part of our transition to a publicly held company, our compensation committee retained Frederic W. Cook & Co., Inc., or Cook & Co., as its independent compensation consultant to assist in developing our approach to executive compensation. As part of this engagement, Cook & Co. assisted in the development of an appropriate peer group and provided benchmark compensation data to help establish a competitive compensation program for our executive officers.

In establishing the compensation for our NEOs post-IPO, Cook & Co. recommended, and our compensation committee approved, a peer group consisting of publicly traded food and beverage companies of a similar or larger size to us. We believe, however, that it is difficult to find peers that are truly comparable to us as very few branded consumer packaged goods public food companies have our growth profile, which is high, and our aggregate business size, which is very small. There are also almost no comparable natural or organic food companies as the best comparable brands are owned by larger consumer packaged goods companies. The peer group companies consisted of: B&G Foods, Inc.; The Boston Beer Company, Inc.; Calavo Growers, Inc.; Craft Brew Alliance, Inc.; The Hain Celestial Group, Inc.; Inventure Foods, Inc.; J&J Snack Foods Corp.; Lifeway Foods, Inc.; Medifast, Inc.; Peet’s Coffee & Tea, Inc.; Schiff Nutrition International, Inc.; Smart Balance, Inc.; and Teavana Holdings, Inc.

We benchmarked our post-IPO NEO compensation at the 25th percentile of the peer group median with a one-time front-loaded equity grant to the NEOs upon completion of the IPO. See “—Fiscal 2012 Compensation Decisions” below.

As we gain experience as a public company, we expect that the specific direction, emphasis and components of our executive compensation program will continue to evolve. Accordingly, the compensation paid to our NEOs for fiscal 2012 and fiscal 2013 may not necessarily be indicative of how we may compensate our NEOs in the future.

Fiscal 2012 Compensation Decisions

Base Salary

In past years, our compensation committee has reviewed the base salaries of our NEOs in the first quarter of each fiscal year, taking into account their general knowledge of the compensation practices within our industry, our CEO’s base salary recommendations (other than with respect to himself), the scope of each NEO’s performance, individual contributions, responsibilities, experience, prior salary level and, in the case of a promotion, current position. As part of this annual review process, our compensation committee approved annual increases in base salary for each of our then employed NEOs, other than Mr. Jackson, effective at the beginning of fiscal 2012. These increases took into account accomplishments of each individual during the prior fiscal year. In April 2011: Mr. Foraker’s base salary increased from $325,000 to $335,000; Ms. Bird’s base salary increased from $200,000 to $205,000; Mr. Mortimer’s base salary increased from $255,000 to $265,000; and Mr. Waldman’s base salary increased from $204,750 to $210,000. Upon commencement of her employment in August 2011, the compensation committee approved an annual base salary of $250,000 for Ms. Kennedy. Effective February 22, 2012, Mr. Foraker’s annual base salary increased from $335,000 to $365,000 pursuant to the terms of his new executive employment agreement described below. Additionally, effective February 23, 2012, our compensation committee approved an increase in Ms. Bird’s annual base salary from $205,000 to $210,000 on account of her promotion and title change.

Effective at the beginning of fiscal 2013, our compensation committee approved annual increases in base salary for each of our currently employed NEOs, excluding Mr. Foraker. These increases took into account accomplishments of each individual during the prior fiscal year. In May 2012: Ms. Kennedy’s base salary increased from $250,000 to $270,000; Ms. Bird’s base salary increased from $210,000 to $212,000; Mr. Mortimer’s base salary increased from $265,000 to $280,000; and Mr. Waldman’s base salary increased from $210,000 to $215,000.

We expect our compensation committee to conduct an annual review of each NEO’s base salary, with input from our CEO (other than with respect to himself), and to make adjustments.

Cash Bonus

Our compensation committee adopted an annual cash bonus plan for fiscal 2012 (“2012 Bonus Plan”), in order to reward the performance of our executive officers in achieving our financial and strategic objectives. Under the 2012 Bonus Plan, our compensation committee established target bonus amounts for each of our NEOs (expressed as a percentage of base salary) that would become payable upon the achievement of net sales and Plan EBIT targets based upon our fiscal 2012 annual operating plan. Given our minimal capital expenditures and related depreciation, EBIT is not materially different than EBITDA. The following table shows the 2012 Bonus Plan targets as a percentage of each NEO’s base salary, which are the same percentages that were in effect under our 2011 annual bonus plan, other than for Ms. Kennedy whose target bonus amount was determined by the compensation committee in connection with the commencement of her employment in August 2011:

Named Executive Officer	Plan EBIT Related Bonus*	Net Sales Related Bonus*	Total Target Bonus Amount*
John M. Foraker	30%	20%	50%
Steven Jackson	21%	14%	35%
Kelly J. Kennedy	21%	14%	35%
Sarah Bird	21%	14%	35%
Mark Mortimer	21%	14%	35%
Lawrence Waldman	21%	14%	35%

*	Subject to reduction in the discretion of our compensation committee.

The 2012 Bonus Plan was designed in substantially the same manner as our fiscal 2011 annual bonus plan as our compensation committee continues to believe that the achievement of EBIT and net sales targets motivates the NEOs to generate both company sales growth and higher profitability. Our compensation committee set the targets under the 2012 Bonus Plan at levels that it believed required a significant level of performance. 40% of each NEO’s total target bonus was based upon net sales target achievement and 60% on Plan EBIT target achievement. The actual award based for each performance metric was determined by a sliding scale of attainment relative to each target metric. The respective target awards were payable upon achievement of Plan EBIT of $18.4 million and net sales of $135.6 million. No bonus amount based on net sales was earned if net sales were $125.41 million or less. No bonus amount based on Plan EBIT was earned if Plan EBIT was less than $13.98 million with 20% of the Plan EBIT bonus amount earned if Plan EBIT was $13.98 million. Approximately 50% of the target awards were payable upon achievement of net sales of $130.8 million and Plan EBIT of $15.09 million. The total bonus award could be reduced in the discretion of our compensation committee. The maximum award based on Plan EBIT performance was capped at 1.25x target. The maximum award based on Plan net sales performance was capped at 1.10x target. At the achieved level of net sales and adjusted EBIT, the bonus payout was 1.175x target.

Based on our actual net sales and Plan EBIT results for fiscal 2012 of $141.3 million and $20.04 million, respectively, the net sales target amount of $135.6 million was exceeded by over $5.7 million, or approximately 4.2%, and the Plan EBIT target amount of $18.4 million was exceeded by $1.6 million, or approximately 9%.

Accordingly, each of our NEOs, other than Mr. Jackson, was paid the cash bonus amounts below under the 2012 Bonus Plan as compared to the target bonus amount:

Named Executive Officer	Net Sales and Plan EBIT Related Target Bonus Amount ($)	Net Sales and Plan EBIT Related Bonus Amount Paid ($)
John M. Foraker	167,500	198,000
Kelly J. Kennedy	87,500	103,000
Sarah Bird	71,750	85,000
Mark Mortimer	92,750	110,000
Lawrence Waldman	73,500	87,000

Under her offer letter, Mr. Kennedy’s bonus under the 2012 Bonus Plan was to be pro rated, however, our compensation committee determined to pay her full bonus amount as a reward for her outstanding performance since joining the company.

Mr. Jackson was not eligible to receive any amounts under the 2012 Bonus Plan as a result of his resignation prior to the end of fiscal 2012.

In addition to the 2012 Bonus Plan, Messrs. Mortimer and Waldman were eligible for additional cash bonus awards as described below.

Mr. Mortimer was eligible for additional cash bonus awards of up to $35,000, based upon the achievement of net sales in excess of planned net sales. If actual net sales exceeded planned net sales by more than 5% for the six months ended October 31, 2011, which would represent an increase of approximately $3.5 million, Mr. Mortimer could earn an additional bonus of $15,000, and if actual net sales exceeded planned company net sales by more than 10% for the same period, or approximately $7.0 million, Mr. Mortimer could earn an additional bonus of $20,000. Mr. Mortimer’s eligibility for any additional bonuses was subject to our ratio of net sales to gross sales exceeding a specified minimum ratio for the measurement period. As actual net sales did not exceed the targeted planned net sales by more than 5% for the period, Mr. Mortimer was not eligible to receive an additional bonus.

Mr. Mortimer received a one time discretionary cash bonus in the amount of $1,000 that was paid to all members of our sales team for achievement of a quarterly sales incentive.

Mr. Waldman was eligible for an additional cash bonus award equal to 5% of the savings achieved in our actual reported cost of goods sold (reflected as cost of sales in our statement of operations) compared to our budgeted cost of goods sold, net of all planned manufacturing variances. We achieved cost of goods sold savings of approximately $540,000, accordingly, Mr. Waldman received an additional cash bonus in the amount of $27,000.

Fiscal 2013 Annual Bonuses

For fiscal 2013, our compensation committee adopted a cash bonus plan similar to our 2012 Bonus Plan, except that (i) to provide equal emphasis on growth and profitability, the Plan EBIT and Net Sales related bonuses will each be 50% of the bonus amount rather than 60% and 40%, respectively, and (ii) to create a stronger incentive for performance, the Plan EBIT bonus will not be capped and bonuses may be earned up to 180% of target.

Mr. Mortimer’s target bonus under the 2013 Bonus Plan was increased from 35% to 45% of his base salary reflecting his important role in achieving the growth objectives of the Company.

Mr. Waldman may earn additional fiscal 2013 awards for achieving established cost saving initiative targets.

Long-term Equity Based Compensation

In fiscal 2012, we issued the following stock option grants under the 2004 Plan to Messrs. Mortimer and Waldman in recognition of their strong performances in fiscal 2011 and our desire to ensure their continued retention with the company:

Grantee	Date of Grant	Number of Stock Options Granted	Exercise Price (FMV on Date of Grant) ($)
Mark Mortimer	August 1, 2011	24,788	17.55
Lawrence Waldman	April 27, 2011	24,788	16.94

On February 23, 2012, our compensation committee adopted an annual equity award program under the Omnibus Incentive Plan for our senior executive officers, including our NEOs (other than Mr. Jackson). Under the program, the compensation committee set an annual value of the equity awards to be granted to our senior executive officers upon completion of the IPO (the “IPO Awards”). The IPO Award consisted of 50% stock options and 50% performance shares and reflected a grant of double the number of stock options that would have otherwise been granted under our annual equity award program. In connection with such double grant, unless otherwise determined by the compensation committee, we do not intend to grant stock options as part of the annual equity award program for fiscal 2013. The compensation committee approved the IPO Awards in recognition of our NEOs’ efforts with respect to the IPO and as an incentive for future corporate performance and retention of our NEOs following the IPO.

The IPO Award stock options were granted with an exercise price based on the IPO price of $19 and vest and become exercisable as to 25% of the stock options on each of the second, third, fourth and fifth anniversaries of the IPO, subject to the grantee’s continued employment through the vesting date, with accelerated vesting upon certain terminations of employment or under certain circumstances in connection with a change in control. See “Outstanding Equity Awards at Fiscal Year End” for more information with respect to the vesting of the stock options.

The IPO Award performance shares vest based on achievement of specified percentages of targeted cumulative compounded earnings per share growth of the company, or EPS Growth, from March 31, 2012 through March 31, 2015, subject to the grantee’s continued employment through the vesting date. A minimum of 50% of the “target” number of the performance shares will vest if a threshold level of EPS Growth is achieved during the performance period, and up to 150% of the target performance shares will vest to the extent EPS Growth reaches or exceeds a maximum level that is substantially above the target level of EPS Growth.

We believe the threshold, target and maximum EPS Growth goals are challenging and provide appropriate incentive to drive stockholder value. The performance shares may accrue dividend equivalents equal to dividends payable on our common stock during the performance period. The performance shares will cliff vest on March 15, 2015 subject to the grantee’s continued employment through such date, with accelerated vesting upon certain terminations of employment or under certain circumstances in connection with a change in control. See “Outstanding Equity Awards at Fiscal Year End” for more information with respect to the vesting of the performance shares. Upon vesting, the performance shares will be settled in shares of common stock, unless our compensation committee determines otherwise.

The IPO Awards are subject to forfeiture or clawback in the event of a violation of certain confidentiality, non-solicitation and other covenants, as well as in connection with a financial restatement, and shares acquired under the IPO Awards may be subject to minimum retention requirements.

The following table provides the grant date value and number of the IPO Awards granted to our NEOs (other than Mr. Jackson):

Grantee	Stock Option Value ($)	Number of Stock Options Granted	Performance Share Value ($)	Target Number of Performance Shares Granted
John M. Foraker	450,000	62,937	224,998	11,842
Kelly J. Kennedy	160,010	22,379	79,990	4,210
Sarah Bird	100,007	13,987	49,989	2,631
Mark Mortimer	160,010	22,379	79,990	4,210
Lawrence Waldman	120,013	16,785	59,983	3,157

Other Benefits

We provide Messrs. Mortimer and Waldman with car allowances of $500 and $700 per month, respectively. We also provide our NEOs with the same benefits generally provided to all other employees, including a commuter allowance that was provided to those previously employed at our Napa location. Mr. Foraker and Ms. Bird receive this commuter allowance of $150 per month. Prior to his resignation, we also provided Mr. Jackson with a car allowance of $650 per month.

Under our environmental sustainability program, which is applicable to all of our employees, Mr. Waldman received a $5,000 benefit in connection with his purchase of a hybrid vehicle.

Messrs. Mortimer and Waldman also received cash payments of $9,808 and $3,938, respectively, for excess accrued but unused vacation days under our vacation policy as in effect during fiscal 2012. We have modified our vacation policy for fiscal 2013 to provide that no further payments will be made to active employees for accrued but unused vacation days.

Our NEOs are eligible to participate in our 401(k) plan, which is generally available to all employees and allows participants to defer amounts of their annual compensation before taxes, up to the maximum amount specified by the Code. Elective deferrals are immediately vested and nonforfeitable upon contribution by the employee. In fiscal 2012 we matched 25% of an employee’s contributions to the plan, up to 6% of the employee’s compensation, but not in excess of a total match of $2,000 for a plan year.

Severance and Change in Control

We provide limited benefits to certain of our NEOs upon termination and changes in control, as summarized below.

CEO Employment Agreement

During fiscal 2012, Mr. Foraker served as our CEO under an employment agreement. On February 22, 2012 we entered into a new employment agreement with Mr. Foraker in anticipation of his increased responsibilities following the IPO, including an increase of his compensation levels to near the 25th percentile for chief executive officers in our peer group. Both the old and new employment agreements with Mr. Foraker provide for severance and other benefits designed to provide economic protection so that he could remain focused on our business without undue personal concern in the event that his position was eliminated or significantly altered by us, which is particularly important in light of his leadership role at the company. Our board of directors believes that providing severance or similar benefits is common among similarly situated companies and remains essential to recruiting and retaining a CEO, which is a fundamental objective of our executive compensation program. See “—Agreements with Executives—John M. Foraker Employment Agreement.” For more information regarding the potential payments and benefits that would have been provided to Mr. Foraker in connection with a termination of his employment on March 31, 2012, see “—Potential Payments upon Termination or Change in Control.”

CFO Employment Arrangement

In connection with her joining the company, we entered into an offer letter with Ms. Kennedy. The offer letter outlines the key terms of her employment including her base salary, bonus target and initial stock option grant. The compensation committee determined that the compensation payable to Ms. Kennedy was reasonable given her role within the company when compared to our other senior executives and their knowledge of industry compensation. See “—Agreements with Executives—Kelly J. Kennedy Offer Letter.”

Option Purchase Agreements

During fiscal 2012, we offered Messrs. Foraker and Mortimer and Ms. Bird the opportunity to sell options back to us pursuant to Section 5(j) of the 2004 Plan to provide them with liquidity as such NEOs had been accruing shares of our common stock over their long period of service with us without an opportunity to sell. At the time of the offer we were not yet anticipating the IPO. On April 27, 2011, we entered into option purchase agreements with each of Mr. Foraker and Ms. Bird. Mr. Mortimer elected not to participate in the offer. Under the option purchase agreements, we purchased certain stock options and paid to each of Mr. Foraker and Ms. Bird a cash price per option equivalent to the difference between the fair market value of a share of common stock as of that date, as determined by our board of directors, and the exercise price of such options pursuant to the respective option grant letters. Pursuant to such agreements, Mr. Foraker tendered to us a portion of an option with respect to 41,596 shares of our common stock in exchange for cash consideration of $499,738, and Ms. Bird tendered to us a portion of an option with respect to 8,676 shares of our common stock in exchange for cash consideration of $101,850.

Amendment of CEO Option Grant Letters

In February 2012, our compensation committee approved an amendment to the grant letters for the non-plan stock options granted to Mr. Foraker on September 8, 2006 and September 22, 2009 to accurately reflect the compensation committee’s intent when the stock options were granted that the vesting conditions would include an initial public offering of our stock. Accordingly, such stock options vested upon the completion of the IPO.

Former CFO Employment Separation and Release Agreement

Effective May 31, 2011, Mr. Jackson resigned his roles as our Chief Financial Officer and Chief Operating Officer pursuant to an employment separation agreement and release with us dated April 19, 2011. The agreement was a result of negotiations with Mr. Jackson that took into consideration his prior performance with the company and our desire to achieve a smooth transition of his role. Pursuant to the agreement, we agreed to extend the exercise period for his outstanding, vested options to purchase 77,463 shares of our common stock through May 31, 2012. In connection with his resignation, the unvested portion of his options was forfeited. In addition, Mr. Jackson agreed to accept $220,000 in full satisfaction and in lieu of any bonus amounts under the 2011 Bonus Plan and his additional cost of goods sold bonus. The agreement provided for up to five months of severance payments for Mr. Jackson at the rate of his then current base salary, payable in accordance with our regular payroll schedule and certain health care benefits. Such payments and benefits terminated after 4 months in connection with Mr. Jackson’s commencing subsequent employment.

Change in Control Provisions

The prospect of a change in control of the company can cause significant distraction and uncertainty for executive officers. Accordingly, our board of directors believes that appropriate change in control provisions in equity award agreements are important tools for aligning executives’ interests in change in control transactions with those of our stockholders by allowing our executive officers to focus on strategic transactions that may be in the best interest of our stockholders without undue concern regarding the effect of such transactions on their continued employment.

Accordingly, our continuous service vesting grant letters generally contain provisions accelerating the vesting of certain portions of the stock option and performance shares upon a change in control (as such term is defined in the 2004 Plan or Omnibus Incentive Plan, as applicable). Some of the grant letters for stock options granted outside of the 2004 Plan vest completely upon a change in control. In addition, regardless of whether the grant letter contains an accelerated vesting provision, under the 2004 Plan and the Omnibus Incentive Plan, upon a change in control, with certain exceptions, our compensation committee will determine whether outstanding options will fully vest and become exercisable, be paid out immediately in cash for the full value of the options as determined by our compensation committee, be substituted for options in the corporation resulting from the change in control or be treated in some other manner deemed equitable and appropriate. Thereafter, any unvested stock options with respect to which vesting is accelerated may be exercised in whole or in part.

For more information regarding the potential payments and benefits that would be provided to our NEOs in connection with a change in control on March 31, 2011, see “—Potential Payments upon Termination or Change in Control.”

Other Compensation Practices and Policies

Tax Considerations

Section 162(m) of the Code, generally disallows a federal income tax deduction to public corporations for compensation greater than $1.0 million paid for any fiscal year to a corporation’s chief executive officer and to certain other highly compensated executive officers. Prior to our IPO, our board of directors did not take the deductibility limit imposed by Section 162(m) into consideration in setting compensation because we were not a public corporation. This limitation generally does not apply to performance-based compensation under a plan that is approved by the stockholders of a company that also meets certain other technical requirements. The 2004 Plan and Omnibus Incentive Plan were adopted and approved by stockholders prior to our IPO and therefore awards under both plans are exempt from Section 162(m) during a reliance period under applicable regulations. With respect to each plan, this reliance period ends upon the earlier of: (i) the first meeting of stockholders at which directors are to be elected that occurs after December 31, 2015; (ii) the expiration of the plan; (iii) the issuance of all stock under the plan; or (iv) the date such plan is materially amended. Our compensation committee may utilize performance-based compensation programs that meet the deductibility requirements under Section 162(m), however, our compensation committee may also approve compensation that may not be deductible if the compensation committee determines that such compensation is in the best interests of the company which may include for example, the payment of certain non-deductible compensation necessary in order to attract and retain executive talent.

Policy Regarding the Timing of Equity Awards

There had been no market for our common stock prior to the consummation of our IPO. Accordingly, in fiscal 2012, we had no program, plan or practice pertaining to the timing of stock option grants to executive officers coinciding with the release of material non-public information. We do not, as of yet, have any such program, plan or practice currently in place. However, we ensure that equity awards are granted at fair market value on the date of grant.

Stock Ownership Policies

We have not established stock ownership or similar guidelines with regard to our executive officers. All of our executive officers currently have a direct or indirect equity interest through their stock option holdings in our company, and we believe that they regard the potential returns from these interests as a significant element of their potential compensation for services to us.

Recoupment Policy

We have a recoupment policy to adjust or recover bonuses or incentive compensation paid to executive officers where such bonuses or payments were based on financial statements that were subsequently restated or in the event of a violation of certain confidentiality, non-solicitation or other covenants. We are also subject to the recoupment requirements under the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act and other applicable laws.

Risk Considerations in Our Compensation Program

We believe that the mix and design of the elements of our employee compensation policies and practices do not motivate imprudent risk taking. Consequently, we are satisfied that any potential risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on the company.

Summary Compensation Table

The following table sets forth information regarding compensation earned by our NEOs during fiscal 2012:

Named Executive Officer and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-equity Incentive Plan Compensation ($)(2)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
John M. Foraker	2012	336,583	—		224,998	450,000	198,000	—	516,570	1,726,151
Chief Executive Officer	2011	323,125	—		—	—	270,000	—	13,085	606,210

Kelly J. Kennedy Chief Financial Officer	2012	156,250	—		79,990	781,395	103,000	—	7,219	1,127,854

Steven Jackson(4)	2012	51,042	—		—	—	—	—	89,421	140,462
Former Chief Financial Officer and Chief Operating Officer	2011	244,583	220,000	(5)	—	—	—	—	21,360	485,943

Sarah Bird	2012	205,104	—		49,989	100,007	85,000	—	117,526	557,626
Senior Vice President—Marketing/Chief Mom Officer	2011	199,166	—		—	—	119,000	—	11,809	329,975

Mark Mortimer	2012	264,583	1,000	(6)	79,990	367,138	110,000	—	29,377	852,089
Senior Vice President—Sales/Chief Customer Officer	2011	254,583	5,000	(7)	—	—	168,000	—	17,622	445,205

Lawrence Waldman	2012	209,781	—		59,983	325,198	114,000	—	32,917	741,879
Senior Vice President—Operations and Supply Chain	2011	204,343	—		—	—	220,000	—	22,071	446,414

(1)	The amounts represent the aggregate grant date fair value of stock and option awards granted by the company in fiscal 2012, computed in accordance with FASB ASC Topic 718. For further information on how we account for stock-based compensation, see Note 11 to our financial statements included elsewhere in this prospectus. These amounts reflect the company’s accounting expense for these awards and do not correspond to the actual amounts, if any, that will be recognized by the NEOs. For the performance shares granted in fiscal 2012, the amount shown in the table reflects the grant date value of a payout if performance is achieved at target level (100% of target shares). If the maximum performance level is achieved (150% of target shares), the grant date value for each NEO with respect to such performance shares would be: Mr. Foraker—$337,497; Ms. Kennedy—$119,985; Ms. Bird—$74,984; Mr. Mortimer—$119,985; and Mr. Waldman—$89,975.
(2)	Reflects amounts earned (i) under the 2011 and 2012 Bonus Plans, (ii) by Mr. Mortimer and Mr. Waldman for performance achieved under their additional bonus plans for fiscal 2011, and (iii) by Mr. Waldman for performance achieved under his additional bonus plan for 2012 as described under “—Fiscal 2012 Compensation Decisions—Cash Bonus.”
(3)	A detailed breakdown of “All Other Compensation” for fiscal 2012 is provided in the table below:

Name	Company Contribution to Benefits ($)	Company- paid Life Insurance and Disability ($)	Vacation Payout ($)(a)	Company Match to 401(k) Plan ($)	Transportation Allowance ($)(b)	Sustainability Benefit ($)	Severance ($)	Option Purchase ($)(c)	Total ($)
John M. Foraker	12,746	823	—	1,463	1,800	—	—	499,738	516,570
Kelly J. Kennedy	6,730	489	—	—	—	—	—	—	7,219
Steven Jackson	2,100	149	20,767	313	1,950	—	64,142	—	89,421
Sarah Bird	11,030	823	—	2,022	1,800	—	—	101,850	117,526
Mark Mortimer	12,746	823	9,808	—	6,000	—	—	—	29,377
Lawrence Waldman	12,746	823	3,938	2,010	8,400	5,000	—	—	32,917

(a)	Consists of a payment to Mr. Jackson for his accrued but unused vacation time upon his resignation in accordance with the Company’s vacation policy. Consists of payments to Messrs. Mortimer and Waldman for excess accrued but unused vacation days under our vacation policy as in effect during fiscal 2012. We have modified our vacation policy for fiscal 2013 to provide that no further payments will be made to active employees for accrued but unused vacation days.

(b)	Consists of a commuter allowance for Mr. Foraker and Ms. Bird and a car allowance for Messrs. Mortimer and Waldman and, prior to his resignation, Mr. Jackson.
(c)	Reflects the option purchases described under “—Fiscal 2012 Compensation Decisions—Option Purchase Agreements.”

(4)	Effective May 31, 2011, Mr. Jackson resigned his roles as our Chief Financial Officer and Chief Operating Officer.
(5)	Mr. Jackson agreed to accept this amount in full satisfaction and in lieu of all bonus awards for fiscal 2011.
(6)	Reflects a one time discretionary bonus paid to all members of the company’s sales team.
(7)	Reflects a discretionary bonus awarded to Mr. Mortimer for fiscal 2011 for nearly achieving the target under his fiscal 2011 additional mainstream grocery channel net sales bonus.

Fiscal 2012 Grants of Plan-based Awards

The following table sets forth information regarding grants of plan-based non-equity incentive awards made to our NEOs during fiscal 2012:

			Estimated Future Payouts Under Non-equity Incentive Plan Awards(1)						Estimated Future Payouts Under Equity Incentive Plan Awards(12)			All Other Option Awards: Number of Securities Underlying Options ($)(13)	Exercise or Base Price of Option Awards ($/sh)(14)	Grant Date Fair Value of Stock and Option Awards ($)(15)
Name	Approval Date	Grant Date	Threshold ($)		Target ($)		Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
John M. Foraker			20,770	(2)	167,500	(3)	242,507	(4)	—	—	—	—	—	—
	2/23/12		—		—		—		5,921	11,842	17,763	—	—	224,998
	2/23/12		—		—		—		—	—	—	62,937	19.00	450,000

Kelly J. Kennedy			10,850	(2)	87,500	(5)	126,683	(4)	—	—	—	—	—	—
	2/23/12		—		—		—		2,105	4,210	6,315			79,990
	2/23/12		—		—		—		—	—	—	22,379	19.00	160,010

Steven Jackson(6)			10,633	(2)	85,750		124,149	(4)	—	—	—	—	—	—

Sarah Bird			8,897	(2)	71,750	(7)	103,880	(4)	—	—	—	—	—	—
	2/23/12		—		—		—		1,316	2,631	3,947	—	—	49,989
	2/23/12		—		—		—		—	—	—	13,987	19.00	100,007

Mark Mortimer			11,501	(2)	92,750	(8)	134,283	(4)	—	—	—	—	—	—
			—		35,000	(9)	—		—	—	—	—	—	—
	2/23/12		—		—		—		2,105	4,210	6,315	—	—	79,990
	2/23/12		—		—		—		—	—	—	22,379	19.00	160,010

Lawrence Waldman			9,114	(2)	73,500	(10)	106,413	(4)	—	—	—	—	—	—
			—		101,000	(11)	—		—	—	—	—	—	—
	2/23/12		—		—		—		1,579	3,157	4,736	—	—	59,983
	2/23/12		—		—		—		—	—	—	16,785	19.00	120,013

(1)	Reflects the range of awards the NEO was potentially entitled to receive based on achievement pursuant to our 2012 Bonus Plan and additional bonus plans for certain NEOs as described above under “Cash Bonus.”
(2)	The threshold amount reflected in the table above for awards under the 2012 Bonus Plan is equal to the sum of the threshold amount payable for the net sales bonus amount (40% of the target amount) plus the threshold amount for the Plan EBIT bonus amount (60% of the target amount). The threshold for receiving a net sales bonus amount was achievement of net sales above $125.41 million, at which level 0% of the net sales bonus amount was earned, with the payout percentage increasing for net sales achieved between $125.41 million and the target level of $135.58 million. For the purposes of disclosure, this table reflects a threshold net sales bonus amount equal to 1% of the target net sales bonus amount based on achievement of net sales at a minimum level of $125.41 million. The threshold for receiving a Plan EBIT bonus amount was achievement of Plan EBIT of $13.98 million, at which level 20% of the Plan EBIT bonus amount was earned.
(3)	This cash bonus was awarded under the 2012 Bonus Plan. The amount actually paid was $198,000.
(4)	The net sales portion of the 2012 Bonus Plan was capped at 110% achievement (for net sales achieved of $149.14 million) which corresponded to a 137.4% payout. The EBIT portion was capped at 125% (for EBIT achieved of $23 million) achievement which corresponded to a 149.7% payout.
(5)	This cash bonus was awarded under the 2012 Bonus Plan. The amount actually paid was $103,000.
(6)	Effective May 31, 2011, Mr. Jackson resigned his roles as our Chief Financial Officer and Chief Operating Officer and was therefore not eligible to receive a bonus under the 2012 Bonus Plan.
(7)	This cash bonus was awarded under the 2012 Bonus Plan. The amount actually paid was $85,000.

(8)	This cash bonus was awarded under the 2011 Bonus Plan. The amount actually paid was $110,000.
(9)	This additional bonus award was based on net sales targets. This award was paid solely at target achievement with no threshold or maximum payout below or above the target. The amount actually paid was $0.
(10)	This cash bonus was awarded under the 2012 Bonus Plan. The amount actually paid was $87,000.
(11)	This additional bonus award was based on savings achieved in cost of goods sold in fiscal 2012 compared to our budgeted cost of goods sold. The target amount shown reflects a representative amount based on the amount that would have been paid had such performance metric been applied in fiscal 2011. This award was paid solely at target achievement with no threshold or maximum payout below or above target. The amount actually paid was $27,000.
(12)	Reflects the number of performance shares granted pursuant to our Omnibus Incentive Plan that would vest based on the level of achievement by the company of EPS Growth from March 31, 2012 through March 31, 2015, subject to the grantee’s continued employment through the vesting date. For each performance share earned the NEO will receive one share of our common stock. See “—Long-Term Equity Based Compensation.”
(13)	Reflects options granted pursuant to our Omnibus Incentive Plan that will vest and become exercisable as to 25% of the option on each of March 27, 2014, 2015, 2016 and 2017, subject to the NEO’s continued employment through the applicable vesting date. Vesting would accelerate upon the NEO’s death or disability or upon a change in control of the company.
(14)	The exercise price of these options was equal to the per share price of our common stock in the IPO.
(15)	The value of a performance share or stock option award is based on the fair value of such award, computed in accordance with FASB ASC Topic 718. For further information on how we account for stock-based compensation, see Note 11 to our financial statements included elsewhere in this prospectus. For the performance shares granted in fiscal 2012, the amount shown in the table reflects the grant date value of a payout if performance is achieved at target level (100% of target shares).

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information regarding outstanding option and performance share awards held by our NEOs as of March 31, 2012.

		Option Awards					Stock Awards
Named Executive Officer	Type of Award/Plan	Number of Securities Underlying Unexercised Options (#)—Exercisable	Number of Securities Underlying Unexercised Options (#)—Unexercisable		Option Exercise Price ($ per share)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John M. Foraker	Options under 2004 Plan	9,916	—		$4.93	11/19/2012
	Options under 2004 Plan	154,924	—		$5.20	5/8/2015
	Options under 2004 Plan	37,182	—		$6.62	7/12/2016
	Options under 2004 Plan	61,970	—		$6.62	7/12/2016
	Non-Plan Options	74,364	—		$6.62	9/7/2016
	Non-Plan Options	74,364	—		$8.88	9/21/2014
	Options under Omnibus Plan	—	62,937	(1)	$19.00	3/26/2022
	Performance Shares under Omnibus Plan	—	—		—	—	5,921	(2)	206,288

Kelly J. Kennedy	Options under 2004 Plan	—	74,364	(3)	$17.55	7/31/2021
	Options under Omnibus Plan	—	22,379	(1)	$19.00	3/26/2022
	Performance Shares under Omnibus Plan	—	—		—	—	2,105	(2)	73,338

Steven Jackson(5)	Options under 2004 Plan	49,576	—		$7.30	5/31/2012
	Options under 2004 Plan	12,394	—		$8.75	5/31/2012
	Non-Plan Options	15,493	—		$8.88	5/31/2012

Sarah Bird	Options under 2004 Plan	28,506	—		$5.20	5/8/2015
	Options under 2004 Plan	9,916	—		$6.62	7/12/2016
	Options under 2004 Plan	14,873	—		$7.95	3/7/2017
	Options under 2004 Plan	30,985	—		$8.75	7/10/2017
	Options under 2004 Plan	18,591	—		$8.88	6/10/2018
	Options under Omnibus Plan	—	13,987	(1)	$19.00	3/26/2022
	Performance Shares under Omnibus Plan	—	—		—	—	1,316	(2)	45,849

Mark Mortimer	Options under 2004 Plan	74,364	—		$6.62	9/7/2016
	Options under 2004 Plan	12,394	—		$8.75	7/10/2017
	Options under 2004 Plan	6,197	—		$8.88	6/10/2018
	Options under 2004 Plan	—	24,788	(3)	$17.55	8/1/2021
	Non-Plan Options	12,394	—		$8.88	9/21/2014
	Options under Omnibus Plan	—	22,379	(1)	$19.00	3/26/2022
	Performance Shares under Omnibus Plan	—	—		—	—	2,105	(2)	73,338

Lawrence Waldman	Options under 2004 Plan	61,970	—		$8.88	5/15/2018
	Options under 2004 Plan	—	24,788	(4)	$16.94	4/26/2021
	Options under Omnibus Plan	—	16,785	(1)	$19.00	3/26/2022
	Performance Shares under Omnibus Plan	—	—		—	—	1,579	(2)	55,012

(1)	These options will vest and become exercisable as to 25% of the option on each of March 27, 2014, 2015, 2016 and 2017, subject to the NEO’s continued employment through the applicable vesting date. Vesting would accelerate upon the NEO’s death or disability or upon a change in control of the company.
(2)	Reflects the number of performance shares that would vest based on the threshold level (50% of target shares) for achievement by the company of 15% EPS Growth from March 31, 2012 through March 31, 2015, subject to the grantee’s continued employment through the vesting date. 100% of the target shares will vest for achievement by the company of 22.5% EPS Growth during such period and maximum of 150% of the target shares will vest for achievement by the company of 30% and above EPS Growth during such period. No shares will vest if less than 15% EPS Growth is achieved during such period. For each performance share earned the NEO will receive one share of our common stock.
(3)	These options will vest and become exercisable as to 25% of the option on each of August 1, 2012, 2013, 2014 and 2015, subject to the NEO’s continued employment through the applicable vesting date.
(4)	50% of these options vested and became exercisable on April 27, 2012, and the remaining 50% will vest and become exercisable on April 27, 2013, subject to the NEO’s continued employment through such vesting date, with accelerated vesting upon a change in control of the company prior to such date.
(5)	Pursuant to Mr. Jackson’s separation agreement, we agreed to extend the exercise period for his outstanding vested options through May 31, 2012. Mr. Jackson exercised all such options on April 30, 2012.

Option Exercises and Stock Vested

The following table summarizes the stock options exercised by NEOs during the fiscal year ended March 31, 2012.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
John Foraker	7,436	91,320

(1)	Value realized represents the market value on the date of exercise in excess of the exercise price.

Pension Benefits

None of our NEOs participates in, or has an account balance in, a qualified or non-qualified defined benefit plan sponsored by us.

Non-qualified Deferred Compensation

None of our NEOs participates in, or has account balances in, a traditional non-qualified deferred compensation plan or other deferred compensation plans maintained by us.

Potential Payments upon Termination or Change in Control

The following table summarizes the potential payments payable to Mr. Foraker, our CEO, (or his estate) if he dies or if we terminate his employment due to his having a disability or without “cause,” as described in more detail below under “—Agreements with Executives.” In addition, the following table provides for value of the acceleration of our NEOs’ unvested stock options upon a change in control of the company, which to the extent applicable we have assumed would have been accelerated in the discretion of our compensation committee, and performance shares at target level performance based on the assumption that the performance shares would not be assumed or replaced by a successor entity upon such change in control. No other payments or benefits are triggered by a change in control of the company. The amounts payable to Mr. Foraker in connection with a change in control would be subject to reduction to the extent necessary to avoid the excise tax imposed under Section 4999 of the Code on “excess parachute payments,” as defined in Section 280G of the Code, if such reduction would be more favorable to him on an after-tax basis. The table reflects estimated amounts assuming that termination and change in control, as applicable, occurred on March 31, 2012, the last day of fiscal 2012. The actual amounts that would be paid upon an NEO’s termination of employment can be determined only at the time of such event. The table, however, does not include Mr. Jackson who resigned during fiscal 2012 and whose severance is described elsewhere in this proxy.

Name	Severance upon Termination without Cause or for Good Reason before a Change in Control		Severance upon Termination without Cause or for Good Reason within 24 months after a Change in Control		Severance upon Termination as a Result of Disability		Value of Accelerated Stock Options upon a Change in Control(4)
John M. Foraker	$365,000	(1)	$730,000	(2)	$91,250	(3)	$1,409,497
Kelly J. Kennedy	N/A		N/A		N/A		$822,598
Sarah Bird	N/A		N/A		N/A		$313,218
Lawrence Waldman	N/A		N/A		N/A		$375,864
Mark Mortimer	N/A		N/A		N/A		$667,797

(1)	The severance amount would be paid over the course of 12 months and be in addition to certain medical benefits to which Mr. Foraker would be entitled under his employment agreement.
(2)	The severance amount would be paid over the course of 24 months and be in addition to certain medical benefits to which Mr. Foraker would be entitled under his employment agreement.
(3)	The severance amount would be paid over the course of three months and be in addition to certain medical benefits to which Mr. Foraker would be entitled under his employment agreement.
(4)	The amount reported represents the value of the accelerated vesting of (i) stock options calculated based on the “spread” value between $34.84, the closing price of our common stock at March 31, 2012 and the exercise price of such options plus (ii) performance shares based on deemed achievement at target level performance.

Agreements with Executives

Amounts paid in fiscal 2012 to Mr. Foraker and Ms. Kennedy were based, in part, on their agreements with us as described below. We do not have employment agreements or current offer letters with any of our other officers.

John M. Foraker Employment Agreement

Through February 21, 2012, we were party to an employment agreement with Mr. Foraker, effective January 3, 2006, that provided for his employment as our Chief Executive Officer, with a base salary (which was $335,000 at the beginning of fiscal 2012), until such time that his employment was terminated by resignation, by our company with or without cause, or in the event of death or disability (as further described in the employment agreement). Mr. Foraker’s base salary was subject to adjustment by our board of directors. In connection with his employment, Mr. Foraker was eligible to be considered for annual bonuses upon achievement of performance milestones set by our compensation committee and for other benefits under the company’s employee benefits plans. In addition, our board of directors could annually grant to Mr. Foraker options to purchase our common stock. As part of his employment agreement, Mr. Foraker also agreed to provisions relating to non-competition, non-solicitation, non-disparagement, return of property, confidentiality and protection of our intellectual property.

Upon termination for cause, all stock options held by Mr. Foraker would be forfeited and canceled. Cause was defined as (1) failure to perform material employment-related duties not cured within 30 business days of receipt of notice from the company, (2) engaging in misconduct that has caused or is reasonably expected to result in material injury to, or materially impair the goodwill of, the company, (3) knowing and intentional violation of any material company policy, (4) personal dishonesty or breach of fiduciary duty, (5) indictment or conviction of, or entering a plea of guilty nolo contendere to, a crime that constitutes a felony or (6) breach of any material obligation under any written agreement or covenant with the company. Upon any other termination of Mr. Foraker’s employment, only the unvested stock options held by him would be canceled. Except for termination in the event of death or disability, upon termination Mr. Foraker would forfeit the right to receive any bonus for the year in which the termination occurred.

Mr. Foraker was entitled to severance payments and benefits if terminated without cause or as a result of disability, and subject to his execution of a written general release. If terminated as a result of disability, Mr. Foraker was entitled to 90 days of his base salary, to be paid according to our regular payroll schedule, as well as certain medical benefits. If terminated without cause, Mr. Foraker was entitled to certain medical benefits and half of his base salary to be paid according to our regular payroll schedule over the course of six months.

We entered into a new executive employment agreement with Mr. Foraker effective February 22, 2012. This agreement provides for his continued employment as our Chief Executive Officer, with a base salary of $365,000 effective February 22, 2012, until such time that his employment is terminated by us with or without cause, in the event of his death or disability or if he resigns with or without good reason (as further described in the employment agreement). Mr. Foraker’s base salary is subject to adjustment by our board of directors. In connection with his employment, Mr. Foraker is eligible to be considered for annual bonuses upon achievement of performance milestones set by our compensation committee, with the target bonus being set at 50% of his base salary, and for other benefits under our employee benefits plans. In addition, our board of directors may annually grant to Mr. Foraker options to purchase our common stock and other equity incentive awards. Under his employment agreement, Mr. Foraker also agreed to provisions relating to non-competition, non-solicitation, non disparagement, return of property, confidentiality and protection of our intellectual property.

Upon termination for cause, all stock options and equity awards held by Mr. Foraker will be forfeited and canceled. Cause is generally defined as (1) the failure to perform material employment-related duties not cured within 30 business days of receipt of notice from us, (2) engaging in misconduct that has caused or is reasonably expected to result in material injury to us, or materially impair our goodwill, (3) a knowing and intentional violation of any material company policy, (4) personal dishonesty or breach of fiduciary duty, (5) an indictment or conviction of, or entering a plea of guilty nolo contendere to, a crime that constitutes a felony or (6) a breach of any material obligation under any written agreement or covenant with us. Upon any other termination of Mr. Foraker’s employment not occurring within 24 months after a change in control, except for a termination in the event of his death or disability, only the unvested stock options and other unvested awards held by him will be canceled. Upon a termination in the event of his death or disability, or upon either a termination without cause by the company or a resignation for good reason by Mr. Foraker that occurs within 24 months after a change in control, all unvested options or other unvested equity awards will immediately be accelerated and will become fully vested as of the termination date. Good Reason is generally defined as (1) a material and adverse reduction in the title, authority, duties or responsibilities of Mr. Foraker without his prior consent, (2) a reduction of more than 10% in his base salary or annual target bonus (unless part of a general reduction for all executives), (3) the relocation of his primary worksite more than 50 miles from its current location without his prior consent, or (4) any material breach or material violation of a material provision of his employment agreement by us; provided that, to resign for good reason, Mr. Foraker must first provide us with not less than 45 days notice of his intent to resign for good reason following which we have 30 days to cure and we fail to cure within such period. Upon a termination for cause or a resignation not for good reason, Mr. Foraker will not be eligible or entitled to any unpaid bonus from the prior fiscal year or any bonus from the current fiscal year. Upon any other termination of Mr. Foraker’s employment, he will be entitled to any earned but unpaid bonus from the prior fiscal year and a pro-rata bonus for the fiscal year in which the termination occurs, except that upon his resignation for good reason or termination without cause within 24 months after a change in control, he will be entitled to the full target bonus for the fiscal year in which the termination occurs.

Mr. Foraker is entitled to severance payments and benefits if he resigns for good reason or is terminated without cause or as a result of disability, subject to his execution of a written general release. If terminated as a result of disability, Mr. Foraker is entitled to 90 days of his base salary, to be paid according to our regular payroll schedule, as well as certain paid medical benefits. If terminated without cause or if he resigns for good reason absent a change in control, Mr. Foraker is entitled to one year of his base salary to be paid according to our regular payroll schedule over the course of 12 months, as well as certain paid medical benefits. If terminated without cause or if he resigns for good reason within 24 months after a change in control, Mr. Foraker is entitled to two years of his base salary to be paid according to our regular payroll schedule over the course of 24 months, as well as certain paid medical benefits. If Mr. Foraker becomes entitled to any amounts subject to any tax imposed under Section 4999 of the Code on “excess parachute payments,” as defined in Section 280G of the Code, he will not be entitled to a gross-up, but such amounts will be reduced to the extent necessary to avoid such excise tax if such reduction would be more favorable to him on an after-tax basis.

Kelly J. Kennedy Offer Letter

On August 1, 2011, Kelly J. Kennedy began her employment as our CFO pursuant to an offer letter with us dated June 24, 2011. For fiscal 2012, Ms. Kennedy’s base salary was $250,000. Her annual bonus target is 35% of her base salary based on both company and individual performance objectives. Ms. Kennedy also was granted an option under the 2004 Plan to purchase 74,364 shares of our common stock with an exercise price of $17.55, the fair market value on the date of grant. Commencing on the first anniversary of the date of grant, the option will vest 25% per year over four years. Upon a change in control, the installment that would otherwise vest on the fourth anniversary of the date of grant will become exercisable.

Compensation Committee Report

The following Report of the Compensation Committee is not to be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent we specifically request that such information be treated as soliciting material or we specifically incorporate it by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

We have reviewed and discussed with management the forgoing Compensation Discussion and Analysis to be included in the Company’s Proxy Statement for its 2012 Annual Meeting of Stockholders, filed pursuant to Section 14(a) of the Securities Exchange Act of 1934 (the “Proxy”). Based on the review and discussion referred to above, we recommend to the board of directors that the Compensation Discussion and Analysis referred to above be included in the Company’s Proxy.

Compensation Committee

Billie Ida Williamson (Chair)

David Behnke

Julie Klapstein

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Registration Rights Agreement

We are party to an amended and restated registration rights agreement dated as of November 14, 2005 (the “Registration Rights Agreement”), relating to our shares of common stock held by certain affiliates of Solera, Najeti Organics LLC and certain other stockholders. Under the Registration Rights Agreement, we are responsible, subject to certain exceptions, for the expenses of any offering of our shares of common stock offered pursuant to this agreement other than underwriting discounts and selling commissions. The Registration Rights Agreement contains customary indemnification provisions. Further, under the Registration Rights Agreement, we and each stockholder party agreed, if required by the managing underwriter in an underwritten offering, not to effect (other than pursuant to such registration) any public sale or distribution, of any of its stockholdings in our company or securities convertible into any of our equity securities for 180 days after, and during the 20 days prior to, the effective date of such registration.

Demand Registration Rights

Under the Registration Rights Agreement, subject to certain exceptions, Solera has the right to require us to register for public sale under the Securities Act all shares of common stock held by it that it requests be registered, in which case we would be required to notify and offer registration to the other stockholder parties insofar as the aggregate number of shares to be registered does not exceed the number which can be sold in such offering without materially and adversely affecting the offering price, as determined by the relevant managing underwriter or investment banking firm.

Piggyback Registration Rights

If we propose to register the offer and sale of any of our securities under the Securities Act, in connection with the public offering of such securities other than with respect to (1) a registration related to a company stock plan or (2) a registration related to the exchange of securities in certain corporate reorganizations or certain other transactions, all stockholders party to the Registration Rights Agreement will be entitled to certain “piggyback” registration rights allowing them to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, certain of our stockholders are entitled to notice of the registration and have the right, subject to limitations that the underwriters may impose on the number of shares included in the registration, to include their shares in the registration.

Advisory Services Agreement

In April 2011, we renewed our March 2009 advisory services agreement with Solera. Under the advisory services agreement, Solera provided consulting and advisory services to us, including assisting in the raising of additional debt and equity capital, assisting with long-term strategic planning and providing certain other consulting services. Pursuant to the agreement, we paid Solera an annual fee of $600,000 on a quarterly basis. During the 180 days prior to the initial filing of the prospectus for our IPO, we paid Solera $330,000 in connection with this annual fee. In addition, we reimbursed Solera for all out-of-pocket costs and expenses incurred in connection with the services provided and provide Solera with customary indemnification protections. In connection with our IPO, the advisory services agreement was terminated in exchange for a payment to Solera of $1.3 million. The indemnification provisions in favor of Solera survived such termination.

Follow-On Offering

Solera has exercised certain demand registration rights described above under the Registration Rights Agreement. Under the piggyback registration rights described above, certain stockholders have elected to include certain of their shares of common stock in the registration. As a result, on July 17, 2012, we filed a registration statement on Form S-1 under the Securities Act with the SEC (the “S-1 Registration Statement”) for a secondary public offering of common stock of the Company (the “Follow-on Offering”). The S-1 Registration Statement will register 3,173,892 shares of common stock to be sold by certain stockholders, some of whom are our affiliates. The underwriters have an option to purchase a maximum of 476,084 additional shares from the stockholders to cover overallotments of shares.

Option Purchase Agreements

On April 27, 2011, pursuant to Section 5(j) of the 2004 Plan, we entered into option purchase agreements with each of Mr. Foraker and Ms. Bird for the purchase of certain common stock options and paid to each of Mr. Foraker and Ms. Bird a cash price per option equivalent to the difference between the fair market value of a share of common stock as of that date, as determined by our board of directors, and the exercise price of such options pursuant to the respective option grant letters. Pursuant to such agreements, Mr. Foraker tendered to us a portion of an option with respect to 41,596 shares of our common stock in exchange for cash consideration of $499,738, and Ms. Bird tendered to us a portion of an option with respect to 8,676 shares of our common stock in exchange for cash consideration of $101,850.

Certain Offering Expenses

Our expenses in connection with (i) the IPO included approximately $1.0 million paid and (ii) the Follow-on Offering will include approximately $0.3 million payable to, or on behalf of, Solera relating to legal and other out-of-pocket expenses incurred in the course of the IPO and the Follow-on Offering, as applicable.

Procedures for Related-party Transactions

Our board of directors adopted, effective upon the consummation of our IPO, a written code of business conduct and ethics for our company, which is available on our website at www.annies.com. The code of business conduct and ethics was not in effect when we entered into the related-party transactions discussed above. Under our code of business conduct and ethics, our employees, officers, directors and consultants will be discouraged from entering into any transaction that may cause a conflict of interest for us. In addition, they must report any potential conflict of interest, including related-party transactions, to their supervisor, an executive officer of the company or the compliance officer of the company, as defined in our code of business conduct and ethics, who then reviews and summarizes the proposed transaction for our audit committee. Pursuant to its charter, our audit committee is required to approve any related-party transactions, including those transactions involving our directors.

BENEFICIAL OWNERSHIP

The following table sets forth information regarding beneficial ownership of our common stock as of July 1, 2012, by:

•	each stockholder we know to own beneficially more than 5% of our common stock;

•	each of our named executive officers and directors individually; and

•	all of our named executive officers and directors as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to options that are currently exercisable or exercisable within 60 days of July 1, 2012 are deemed to be outstanding and beneficially owned by the person holding the options. Shares issuable pursuant to stock options or warrants are deemed outstanding for computing the percentage ownership of the person holding such options or warrants but are not outstanding for computing the percentage of any other person. The percentage of beneficial ownership of our common stock for the following table is based on 17,060,111 shares of our common stock outstanding as of July 1, 2012. The table set forth below shows beneficial ownership for the relevant parties both before and after the proposed Follow-on Offering in which existing stockholders are to sell approximately 3.5 million shares in an underwritten public offering. The Follow-on Offering is subject to closing conditions and regulatory approval by the SEC. The table set forth below does not give effect to the exercise by the underwriters of their option in connection with the Follow-on Offering to purchase additional shares of our common stock from certain selling stockholders to cover overallotments. Such option entitles the underwriters to purchase up to 444,600 and 31,484 shares, on a pro rata basis, from the Solera Funds and Najeti Organics LLC, respectively.

Unless otherwise indicated, the address for each listed stockholder is c/o Annie’s, Inc., 1610 Fifth Street, Berkeley, CA 94710. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

	Shares of Common Stock Owned Before this Offering		Shares Offered		Shares of Common Stock Owned After this Offering
Name	Number	Percent			Number	Percent
5% Stockholders:
Solera Funds(1)	9,831,696	57.6%	2,850,000		6,981,696	40.9%

Named Executive Officers and Directors:
John M. Foraker(2)	412,720	2.4%	9,916	(3)	402,804	2.3%
Kelly J. Kennedy(4)	19,091	*	—		19,091	*
Mark Mortimer(5)	111,546	*	—		111,546	*
Sarah Bird(6)	104,121	*	—		104,121	*
Steven Jackson(7)	—	*	—		—	*
Lawrence Waldman(8)	74,364	*	—		74,364	*
Molly F. Ashby(1)	9,831,696	57.6%	2,850,000		6,981,696	40.9%
David A. Behnke	—	*	—		—	*
Bettina M. Whyte	6,197	*	—		6,197	*
Julie D. Klapstein	—	*	—		—	*
Billie Ida Williamson	—	*	—		—	*
All named executive officers and directors as a group (11 persons)	10,559,735	59.4%	2,859,916		7,699,819	43.3%

Other Selling Stockholders:
Najeti Ventures LLC(9)	701,724	4.1%	202,424		499,300	2.9%
Annie Christopher and Peter Backman(10)	134,900	*	27,500		107,400	*
Annie Withey(11)	196,446	1.2	84,052		112,394	*

*	Less than 1%
(1)	Represents shares owned by Solera Partners, L.P. and SCI Partners, L.P. (the “Solera Funds”). Solera Partners, L.P. is controlled by its general partner, Solera Capital GP, L.P., which is controlled by its general partner, Solera GP, LLC. Ms. Ashby is the sole managing member of Solera GP, LLC. In addition, investment and disposition decisions for Solera Partners, L.P. are generally made by a majority vote of the investment committee of Solera Capital GP, L.P., which majority vote must include Ms. Ashby. The investment committee is comprised of three members, including Ms. Ashby. SCI Partners, L.P. is controlled by its general partner, Solera GP II, LLC. Ms. Ashby is the sole managing member of Solera GP II, LLC. Ms. Ashby expressly disclaims beneficial ownership of such shares as to which she does not have a pecuniary interest. The address of each of the Solera Funds and Ms. Ashby is c/o Solera Capital, LLC, 625 Madison Avenue, New York, New York 10022. If the underwriters’ overallotment option is exercised in full, the Solera Funds would own 6,537,096 shares of common stock, or 38.3%, after the Follow-on Offering. An affiliate of J.P. Morgan Securities, LLC, a broker-dealer and one of the underwriters in the Follow-on Offering, is a limited partner in Solera Partners, L.P., our largest stockholder and one of the selling stockholders.
(2)	Represents shares of our common stock issuable on the exercise of options held by Mr. Foraker.
(3)	Concurrent with the Follow-on Offering, Mr. Foraker will exercise an option that is due to expire in November 2012 to purchase 9,916 shares, which shares will be sold in the Follow-on Offering.
(4)	Consists of 500 shares of our common stock owned by Ms. Kennedy prior to the Follow-on Offering and 18,591 shares of our common stock issuable on the exercise of options held by Ms. Kennedy.
(5)	Represents shares of our common stock issuable on the exercise of options held by Mr. Mortimer.
(6)	Consists of 1,250 shares of our common stock owned by Ms. Bird prior to the Follow-on Offering and 102,871 shares of our common stock issuable on the exercise of options held by Ms. Bird.
(7)	Represents shares of our common stock issuable on the exercise of options held by Mr. Jackson.
(8)	Represents shares of our common stock issuable on the exercise of options held by Mr. Waldman.
(9)	Represents shares owned by Najeti Organics LLC, which in turn is owned by affiliates of Najeti SAS, a French corporation (collectively, the “Najeti Group”). Investment and disposition decisions in respect of Najeti Organics LLC’s holdings are made by Najeti Ventures LLC, its manager. Ms. Nathalie Durand is the sole manager of Najeti Ventures LLC and is a shareholder of Najeti SAS. The address of Najeti Organics LLC, the Najeti Group, Najeti Ventures LLC and Ms. Durand is c/o Najeti Ventures LLC, 555 Heritage Road, Suite 102, Southbury, CT 06488. Ms. Durand expressly disclaims beneficial ownership of such shares as to which she does not have a pecuniary interest. If the underwriters’ overallotment option is exercised in full, Najeti Organics LLC would own 467,816 shares of common stock, or 2.7%, after the Follow-on Offering.
(10)	Represents shares of common stock jointly owned by Ms. Christopher and Mr. Backman.
(11)	Consists of 184,052 shares of our common stock owned by Ms. Withey prior to the Follow-on Offering and 12,394 shares of our common stock issuable on the exercise of options held by Ms. Withey.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the directors and executive officers of the Company and the holders of more than ten percent of the common stock to file with the Securities and Exchange Commission reports regarding their ownership and changes in ownership of the common stock. The Company believes that during fiscal 2012 its directors and executive officers complied with all Section 16(a) filing requirements, with the exception of the following: (i) one Form 3 reporting beneficial ownership of three classes of derivative securities by director Molly Ashby, Solera Partners LP, SCI Partners, L.P., Solera Capital GP, L.P., Solera GP, LLC and Solera GP II, LLC was filed late and (ii) one Form 3 reporting beneficial ownership of our common stock by CEO and director John M. Foraker was filed late. In making the foregoing statements, the Company has relied upon an examination of the copies of Forms 3 and 4 provided to the Company and on the written representations of its directors and executive officers.

Stockholders’ Proposals

Any proposal that a stockholder of the Company wishes to have considered in connection with the 2013 Annual Meeting of Stockholders must be submitted to the Company’s Corporate Secretary at its principal executive offices no earlier than May 13, 2013, and no later than June 12, 2013, and in accordance with related provisions of the Company’s current Bylaws.

Multiple Stockholders Sharing the Same Address

As permitted by SEC rules, the Company will deliver only one Notice of Internet Availability of Proxy Materials and, if applicable, a single set of annual report and other proxy materials, to multiple stockholders sharing the same address, unless the Company has received contrary instructions from one or more of the stockholders. The Company will, upon written or oral request, deliver a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, a single set of annual report and other proxy materials, to a stockholder at a shared address to which a single copy was delivered and will include instructions as to how the stockholder can notify the Company that the stockholder wishes to receive a separate copy in the future. Registered stockholders wishing to receive a separate Notice of Internet Availability of Proxy Materials and, if applicable, a single set of annual report and other proxy materials, in the future or registered stockholders sharing an address wishing to receive a single copy in the future may contact Annie’s, Inc., 1610 Fifth Street, Berkeley, CA 94710, Attention: Investor Relations Dept., Telephone: (510) 558-7500.

Annie’s®

ANNIE’S, INC.

1610 FIFTH STREET

BERKELEY, CA 94710

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

For

All

Withhold All

For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1. Election of Directors

Nominees

01 David A. Behnke

02 Julie D. Klapstein

The Board of Directors recommends you vote FOR proposals 2 and 3.

2 Proposal to ratify the appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for Fiscal Year 2013.

3 A non-binding advisory vote by stockholders to ratify the compensation of Annie’s named executive officers.

The Board of Directors recommends you vote 1 YEAR on the following proposal:

4 A non-binding advisory vote by stockholders on how frequently stockholders will provide a “say-on-pay” vote.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please indicate if you plan to attend this meeting

Yes No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]

Date

Date

Signature (Joint Owners)

For

Against

Abstain

1 year

2 years

3 years

Abstain

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K/Wrap is/are available at www.proxyvote.com.

ANNIE’S, INC.

Annual Meeting of Stockholders

September 10, 2012 10:00 AM

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) John M. Foraker and Kelly J. Kennedy, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ANNIE’S, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, PDT on 9/10/2012, at the Claremont Hotel, 41 Tunnel Road, Berkeley, California 94705, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

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